EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

between

Red Robin International, Inc.,

as Seller

and

Evergreen Dining LLC,

as Purchaser

TABLE OF CONTENTS

Section 1: Purchase and Sale of Assets

Section 1.1 Purchased Assets

Section 1.2 Excluded Assets

Section 1.3 Restricted Leases

Section 1.4 Assumed Liabilities and Retained Liabilities

Section 1.5 Purchase Price

Section 1.6 Prorations

Section 1.7 Inventory Adjustment

Section 1.8 Holdback Sites

Section 1.9 Allocation of Purchase Price

Section 1.10 Gift Cards

Section 2: Closing

Section 2.1 Closing and Closing Date

Section 2.2 Outside Closing Date

Section 2.3 Closing Documentation and Further Assurances

Section 2.4 Third Party Approvals

Section 3: Representations and Warranties of Seller

Section 3.1 Organization and Good Standing

Section 3.2 Binding Effect

Section 3.3 Conflicts, Consents, and Approvals

Section 3.4 Financial Statements

Section 3.5 Ordinary Course and Material Adverse Change

Section 3.6 Material Permits

Section 3.7 Tax Liabilities

Section 3.8 Title and Lien Matters

Section 3.9 Condition of Purchased Assets

Section 3.10 Real Estate

Section 3.11 Litigation and Governmental Claims

Section 3.12 Compliance with Laws

Section 3.13 Brokers and Finders

Section 3.14 Labor Matters

Section 3.15 Assumed Contracts and Retained Contracts

Section 3.16 Employee Benefit Plans

Section 3.17 Excluded Assets and Excluded Services

Section 3.18 Compliance with Franchise Agreements

Section 4: Representations and Warranties of Purchaser

Section 4.1 Organization and Good Standing

Section 4.2 Power and Authority

Section 4.3 Binding Effect

Section 4.4 Conflicts, Consents, and Approvals

Section 4.5 Brokers and Finders

Section 4.6 Litigation and Governmental Claims

Section 4.7 Compliance with Laws

Section 4.8 Investigation by Purchaser

Section 4.9 Disclaimer and Waiver -- Condition of Purchased Assets

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Section 5: Covenants, Consents, and Approvals

Section 5.1 Consents and Approvals

Section 5.2 Access to Information and Purchased Restaurants

Section 5.3 Conduct of Business and Maintenance of the Purchased Assets

Section 5.4 Employees and Employee Benefits

Section 5.5 No Shopping

Section 5.6 Amendments to Seller’s Representations and Disclosure Schedules

Section 6: Conditions Precedent to Obligations of Seller

Section 6.1 Compliance

Section 6.2 Representations and Warranties

Section 6.3 Franchise Agreements and Related Franchise Documents

Section 6.4 Consents and Holdback Sites

Section 6.5 Purchaser Financing

Section 6.6 Other Closing Documents

Section 7: Conditions Precedent to Obligations of Purchaser

Section 7.1 Compliance

Section 7.2 Representations and Warranties

Section 7.3 Franchise Agreements and Related Franchise Documents

Section 7.4 Consents and Holdback Sites

Section 7.5 Purchaser’s Due Diligence

Section 7.6 Purchaser Financing

Section 7.7 No Material Adverse Change

Section 7.8 Other Closing Documents

Section 8: Indemnification

Section 8.1 Indemnification of Purchaser

Section 8.2 Indemnification of Seller

Section 8.3 Survival of Representations, Warranties and Covenants

Section 8.4 General Rules Regarding Indemnification

Section 9: Termination of APA

Section 10: Miscellaneous

Section 10.1 Costs and Expenses

Section 10.2 Entire Agreement

Section 10.3 Public Announcements

Section 10.4 Counterparts

Section 10.5 Notices

Section 10.6 Assignment; Successors and Assigns

Section 10.7 Governing Law and Venue

Section 10.8 Amendments

Section 10.9 Severability

Section 10.10 Third-Party Beneficiaries

Section 10.11 Mutual Contribution

Section 10.12 Business Days

Section 10.13 Non-Solicitation Provision

Section 10.14 Force Majeure

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LIST OF EXHIBITS AND DISCLOSURE SCHEDULES

LIST OF EXHIBITS

Exhibit A: List of Defined Terms

Exhibit B: Franchise Agreement

Exhibit B-1: Addendum to Franchise Agreement

Exhibit C: Landlord Consent (General Form)

LIST OF DISCLOSURE SCHEDULES

Schedule 1.1(a): Purchased Restaurants dated 050726 Final

Schedule 1.1(d): Seller’s Personal Property dated 050726 Final

Schedule 1.1(f): Assumed Contracts & Exceptions to Assumed Contracts dated 051426 Final

Schedule 1.1(f): Assumed Contracts -- Supplement to Part 1 dated 051426 Final

Schedule 1.1(i): Transferable Permits dated 051426 Final

Schedule 1.1(j): Transferable Warranties dated 051426 Final

Schedule 1.1(k): Transferable Software Licenses dated 051426 Final

Schedule 1.8: Holdback Site Values dated 050726 Final

Schedule 1.9: Allocation of Purchase Price dated 050726 Final

Schedule 3.3: Required Consents dated 051426 Final

Schedule 3.4: Financial Statements & Exceptions to GAAP dated 050726 Final

Schedule 3.5: Exceptions to Ordinary Course and Material Adverse Change dated 050726 Final

Schedule 3.6: Material Permits & Exceptions to Material Permits dated 051426 Final

Schedule 3.8: Certain Permitted Liens dated 051426 Final

Schedule 3.9: Condition of Purchased Assets dated 051426 Final

Schedule 3.10: Exceptions to Real Estate Representations dated 050726 Final

Schedule 3.11: Litigation and Governmental Claims dated 050726 Final

Schedule 3.12: Compliance with Laws dated 050726 Final

Schedule 3.14: Labor Matters dated 051426 Final

Schedule 3.15(a): Exceptions to Assumed Contracts dated 051426 Final

Schedule 3.15(b): Top 100 Items dated 051426 Final

Schedule 3.15(c): Retained Contracts dated 051426 Final

Schedule 3.15(d): Other Retained Contracts dated 051426 Final

Schedule 3.17: Excluded Assets and Excluded Services dated 050726 Final

Final Version Note:  For the purpose of the hardcopy (i.e. signature) version of this APA, columns may have been cut from the hardcopy versions of the disclosure schedules listed above for presentation purposes only, but a complete electronic copy of the final versions of the disclosure schedules has been uploaded into Brookwood's Intralinks data room.

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "APA") between Red Robin International, Inc., a Nevada corporation ("Seller"), and Evergreen Dining LLC, a Washington limited liability company ("Purchaser"), to be effective as of May 27, 2026 (the "Effective Date").

Preliminary Statements

•	Seller owns, operates, and/or franchises Red Robin® restaurants. Seller desires to sell certain assets and assign certain liabilities to Purchaser related to the thirty (30) Red Robin® restaurants listed on Schedule 1.1(a) hereto (individually, a "Purchased Restaurant" and, collectively, the "Purchased Restaurants") upon the terms and conditions set forth in this APA. The term "Seller" as used in this APA shall include any subsidiaries and/or operating entities related to the Seller’s operation of the Purchased Restaurants, unless the context otherwise requires.

•	Purchaser desires to purchase such assets and assume such liabilities related to the Purchased Restaurants upon the terms and conditions set forth in this APA.

NOW THEREFORE, with the intent of being legally bound hereby, in consideration of the mutual covenants and promises hereinafter set forth, and other good and valuable consideration, which the parties acknowledge is sufficient to create a legally binding agreement, the parties agree as set forth in this APA.

SECTION 1. PURCHASE AND SALE OF ASSETS.

1.1.       Purchased Assets.

At Closing (defined below) and subject to the terms and conditions of this APA, Purchaser shall purchase from Seller, and Seller shall sell, transfer, convey, and assign to Purchaser, all of Seller’s right, title and interest to the assets described in Sections 1.1(a)-(m) below (collectively the "Purchased Assets"), free and clear of all Liens (defined below), except for Permitted Liens (as defined Section 3.8).

◦	The term "Lien(s)" means any lien, charge, easement, adverse claim, demand, encumbrance, mortgage, security interest, option, pledge, or any other title defect or title restriction of any kind.

(a)       Intentionally omitted.

(b)       Subject to Section 1.3 below and as otherwise set forth in this APA, a leasehold interest in the real property for the Purchased Restaurants identified on Schedule 1.1(a) as being leased by Seller (the "Real Estate").

(c)       Seller’s interest in the buildings, fixtures, plant, restaurant equipment, and similar improvements located on or attached to Real Estate ("Seller’s Improvements").

(d)       Seller’s interest in tangible personal property located at the Purchased Restaurants as referenced on Schedule 1.1(d), but excluding all tangible personal property located at any of Seller’s regional offices and/or Seller’s corporate headquarters ("Seller’s Personal Property").

(e)       Seller’s interest in the inventory of usable food, non-alcoholic beverages, alcoholic beverages (to the extent transferable under applicable Law, defined below), merchandise (including apparel and other merchandise on hand that contains the Red Robin® logo), raw materials,

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uniforms, cleaning supplies, office supplies, food handling supplies, maintenance supplies, goods, packaging supplies, cooking utensils, tableware, glassware, small wares, menus, tents and similar items (i) held at the Purchased Restaurants or in transit thereto (the "Restaurant Inventory"), or (ii) held at Seller’s authorized distributors or in transit thereto including, without limitation, proprietary and non-proprietary items owned by, or held at, distributor’s warehouses on account of Seller based on normal order cycles during Seller’s normal course of business for the Purchased Restaurants (collectively, "Distributor Inventory"). The Restaurant Inventory and Distributor Inventory are collectively referenced as the "Purchased Inventory" where applicable.

◦	The term "Law" means any common law and any federal, state, regional, local or foreign law, rule, statute, ordinance, rule, order or regulation. The term "Law" also includes building, environmental, zoning and other laws, ordinances, codes, restrictions, and regulations imposed by any governmental authority having jurisdiction over the Purchased Assets.

(f)       Subject to Required Consents (as defined in Section 3.3 below) and this APA, Seller’s rights under the Leases (as defined in Section 3.10(b) below) and certain Contracts (defined below) related to the Real Estate and the Purchased Restaurants as set forth on Schedule 1.1(f) hereto (collectively, the "Assumed Contracts").

◦	The term "Contract" means a binding legal obligation evidenced by a written contract such as a lease, pledge, mortgage, indenture, note, license, agreement, purchase order, or similar written instrument.

(g)       One (1) set of Seller’s material records and material files to the extent they relate to the Purchased Assets, including, to the extent permitted by Law, payroll information for the Transferred Employees (as defined herein) and, to the extent permitted by Law, all employment files located at the Purchased Restaurants (the "Business Records") – provided (i) Seller will be entitled to make and retain copies of same; (ii) the Business Records shall not include any records or files where disclosure and/or transfer is prohibited by Law or Contract; and (iii) the Business Records shall not include any records or files where disclosure and/or transfer is prohibited by a confidentiality obligation under a Contract, except (in such event) the parties shall cooperate in good faith to effect the transfer of such records or files to Purchaser, and Seller is obligated to use commercially reasonable efforts (at no cost or expense to Seller) to secure consent from any third party in order to do so.

(h)       Seller’s interest in the telephone numbers and fax numbers for the Purchased Restaurants.

(i)       To the extent transferable at no cost or expense to Seller, Seller’s interest in certain Permits (defined below) granted by Governmental Authorities (defined below) and held by Seller in connection with the operation of the Purchased Restaurants (collectively, the "Transferable Permits" as shown on Schedule 1.1(i)). Purchaser may, at its sole cost, take such actions as necessary to secure the transfer of such Transferable Permits from Seller to Purchaser at Closing, and Seller hereby agrees to reasonably cooperate with Purchaser to effect such transfer; provided Seller shall not be obligated to incur any costs or expenses in connection with such transfer.

◦	The term "Permit(s)" means licenses and permits granted by Governmental Authorities.

◦	The term "Governmental Authority(ies)" means any foreign, federal, state, regional or
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local authority, agency, body, court or instrumentality, regulatory or otherwise, which, in whole or in part, was formed by or operates under the auspices of any foreign, federal, state, regional or local government.

(j)       To the extent transferable at no cost or expense to Seller, Seller’s interest in certain warranties provided by third parties with respect to Seller’s Improvements and Seller’s Personal Property (collectively, the "Transferable Warranties" as shown on Schedule 1.1(j)). Purchaser may, at its sole cost, effect the transfer of such Transferable Warranties from Seller to Purchaser at Closing, and Seller hereby agrees to reasonably cooperate with Purchaser to effect such transfer; provided Seller shall not be obligated to incur any costs or expenses in connection with such transfer.

(k)       To the extent transferable at no cost or expense to Seller, software licenses for off-the-shelf computer software (including, without limitation, software for the point-of-sale system(s)) where such software is used by Seller at the Purchased Restaurants as set forth on Schedule 1.1(k) hereto (the "Transferable Software Licenses").

(l)       All petty cash on hand at the Purchased Restaurants as of the opening of business on the Closing Date.

(m)       All goodwill directly attributable to the Purchased Restaurants, but excluding any goodwill associated with Red Robin® restaurants (other than the Purchased Restaurants) and excluding any goodwill associated with Seller’s trademarks, tradenames, service marks, logos, patents, copyrights, proprietary business information, and any other intellectual property rights.

1.2.       Excluded Assets.

Notwithstanding the foregoing, the Purchased Assets shall not include the assets of Seller described in Sections 1.2(a)-(n) below and all such assets shall remain the property of Seller after Closing (the "Excluded Assets").

(a)       All cash and cash equivalents wherever located in any form, except for petty cash on hand at the Purchased Restaurants as of the opening of business on the Closing Date, which petty cash shall be subject to the proration described in Section 1.6(c) below.

(b)       All Contracts other than the Assumed Contracts, all Permits other than the Transferable Permits, and all warranties other than the Transferable Warranties.

(c)       All accounts receivable and notes receivable including without limitation, (i) credit card receivables and promissory notes and (ii) accounts receivable arising from the operation of the Purchased Restaurants prior to Closing.

(d)       All monies due Seller arising from a reconciliation or other accounting of common area maintenance ("CAM") charges, Tax payments, insurance payments, or other payments by Seller (or its subsidiaries) to landlords under the Leases for periods prior to Closing. After Closing, Purchaser shall pay to Seller any such monies received by Purchaser on not less than a monthly basis.

◦	The term "Tax(es)" means a tax, charge, penalty, or assessment by, or Liability to, any Governmental Authority, including any deficiency, interest, or penalty.

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(e)       All Seller’s real property, leasehold interests, personal property, intellectual property, trademarks, tradenames, service marks, inventory, other property and all other Contracts, interests, rights, assets, capital stock, claims, records, goodwill, and all other similar items relating to all other businesses conducted by Seller including its parent company, subsidiaries and/or operating entities.

(f)       Seller’s rights under this APA and the other agreements, certificates and instruments to be executed by Seller in connection with or pursuant to this APA.

(g)       All refunds of income taxes filed or to be filed by Seller, its parent company and/or or its Affiliates (defined below).

◦	The term "Affiliate(s)" means, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

(h)       All computer software used in the operation of the Purchased Restaurants (except the Transferable Software Licenses).

(i)       All of Seller’s rights in connection with Seller’s Employee Benefit Plans as defined in Section 3.16 below.

(j)       All insurance policies and rights thereunder and all insurance benefits, including rights and proceeds arising from or relating to the Purchased Assets and the Assumed Liabilities (defined below) prior to the Closing Date.

◦	The term "Liability(ies)" means responsibilities, obligations, duties, commitments, claims, debts, Taxes, and liabilities of any and every kind, whether known or unknown, accrued, absolute, contingent or otherwise.

(k)       All trademarks, tradenames, service marks, logos, patents, copyrights, domain names, website(s), recipes, proprietary business information, and any other intellectual property rights including, without limitation, the name "Red Robin", the Red Robin® logo, any derivation thereof, and all goodwill associated therewith (collectively, the "Red Robin IP").

(l)       All corporate names of Seller (including any subsidiaries and operating entities) to the extent they include a reference to "Red Robin," in whole or part, or any similar designation and all records of Seller related to its seal, minute books and shareholder books or other records having to do with the corporate organization or governance of Seller.

(m)       All of Seller’s rights to own, develop, open, operate, and/or franchise Red Robin® restaurants anywhere in the world under any prototype, operational format, and/or service style whatsoever. All of Seller’s rights to acquire, own, develop, open, operate, and/or franchise any type of restaurant anywhere in the world. Nothing in this APA shall be deemed to restrict or limit Seller in any manner whatsoever from any of the activities referenced in this Section 1.2(m).

(n)       All other assets, real property, leasehold interests, personal property, intellectual

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property, inventory, business records, files, documents, contracts, warranties, buildings, furniture, fixtures, equipment, computer hardware, laptop computers, printers, copiers, scanners, rights, claims, goodwill, and any other items that are not expressly included in the definition of Purchased Assets (including, without limitation, all such items located at any of Seller’s regional offices and/or Seller’s corporate headquarters).

1.3.       Restricted Leases.

(a)       The term "Restricted Lease" shall be deemed to mean any Lease (as defined in Section 3.10(b) below) where Seller, and/or its parent company, affiliates, or subsidiaries) has any continuing Liability under such Lease on and after, the Closing Date (as defined in Section 2.1).

(b)       Purchaser shall not extend the term of any Restricted Lease beyond the Restricted Lease Date as shown on Schedule 1.1(a) and shall not exercise any option for any renewal or extension term without Seller’s prior written consent which consent shall be conditioned upon Purchaser causing the landlord to fully release Seller (and each of its subsidiaries that has any continuing Liability under the Restricted Lease) from any and all Liability under such Restricted Lease as of the Restricted Lease Date for such Restricted Lease as shown on Schedule 1.1(a) and may otherwise be subject to such conditions, terms, and restrictions as Seller deems necessary under the circumstances.

(c)       Purchaser shall not (i) assign, sublease or otherwise transfer any of the Restricted Leases or any of Purchaser’s rights or obligations thereunder or (ii) undergo a Change in Control (as defined below) without Seller’s prior written consent, which consent shall be conditioned upon Purchaser causing the landlords under the affected Restricted Leases, which shall be deemed to include all of the Restricted Leases in the event of a Change in Control (collectively, the "Transferred Leases") to fully release Seller (and each of its subsidiaries that has any continuing Liability under the Transferred Leases) from any and all Liability under such Lease as of the date of the transfer or Change in Control and may otherwise be subject to such conditions, terms, and restrictions as Seller deems necessary under the circumstances.

◦	The term "Change in Control" means any of the following: (A) the transfer, directly or indirectly, of fifty percent (50%) or more of the voting equity interests of Purchaser; (B) if Purchaser is a limited partnership, the transfer, directly or indirectly, of fifty percent (50%) or more of the voting equity interests of any of Purchaser’s general partners; (C) if Purchaser is a limited liability company, the managers of Purchaser on the Closing Date at any time cease to constitute a majority of the voting control of the managers of Purchaser; or (D) if Purchaser is a corporation, the members of the board of directors of Purchaser on the Closing Date at any time cease to constitute a majority of the voting control of the members of the board of directors of Purchaser.

(d)       Purchaser shall not amend or modify any of the Restricted Leases without Seller's prior written consent, which consent shall be conditioned upon Purchaser causing the landlord to fully release Seller (and each of its subsidiaries that has any continuing Liability under such Lease) from any and all Liability under such Restricted Lease as of the date of the amendment or modification and may otherwise be subject to such conditions, terms, and restrictions as Seller deems necessary under the circumstances; provided Purchaser and a landlord may, without Seller's prior written consent, make non-material amendments to a Lease, but in no event shall such amendments (i) increase the size or change the configuration of the leased premises, or (ii) increase the term of the Lease, amount or frequency of rental payments, or any other financial obligations of tenant under the Lease; provided, that Purchaser shall provide Seller at least 15 days’ written notice prior to entering into any Lease amendment under this Section 1.3(d), regardless of whether Purchaser considers such amendment to be non-material.

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(e)       Any violation of the provisions of this Section 1.3 by Purchaser shall be deemed a violation (and event of default) under the Franchise Agreement applicable to the Restaurant with respect to which such violation occurs.

(f)       Notwithstanding anything to the contrary in this Section 1.3 and (i) in the event Purchaser has complied with its obligations under this Section 1.3 and (ii) Purchaser is unable to cause a landlord to fully release Seller (and each of its subsidiaries that has any continuing Liability under the Restricted Lease) from any and all Liability under such Restricted Lease as of the Restricted Lease Date for such Restricted Lease as shown on Schedule 1.1(a), then Purchaser shall have the right to exercise up to three (3) separate option(s) for renewal or extension terms without Seller's prior written consent; provided that Purchaser shall provide no less than ninety (90) days prior written notice to Seller of its intention to exercise its rights under this Section 1.3(f). Purchaser acknowledges the rights set forth in this Section 1.3 apply on a cumulative basis across all Purchased Restaurants (i.e., up to three (3) separate option(s) for renewal or extension terms across all Purchased Restaurants).

(g)       Purchaser and Seller acknowledge and agree the terms of this Section 1.3 shall be incorporated into any assignment agreement(s), supplemental assignment agreement(s), and/or such other documents as may be necessary to effectuate this Section 1.3.

1.4.       Assumed Liabilities and Retained Liabilities.

At Closing and subject to the terms and conditions of this APA, Purchaser shall assume the Liabilities of Seller set forth in Sections 1.4(a)-(e) below (collectively the "Assumed Liabilities").

(a)       To the extent arising out of events and transactions first occurring on or after the Closing Date, all Liabilities under the Assumed Contracts to the extent such contracts are included in the Purchased Assets and assigned to Purchaser at Closing.

(b)       To the extent arising out of events and transactions first occurring on or after the Closing Date, all Liabilities under the Transferable Permits that are transferred to Purchaser at Closing.

(c)       All Liabilities to Transferred Employees (as defined in Section 5.4 below) that arise on or after the Closing Date -- except such Liabilities retained by Seller under Section 5.4(b).

(d)       Only to the extent arising out of events and transactions first occurring on or after the Closing Date, all Liabilities related to the Purchased Assets.

(e)       All Liabilities relating to gift certificates issued or sold to customers prior to the Closing Date who present the same for redemption at any Purchased Restaurant on or after the Closing Date, subject to clauses (1)-(2) below (collectively, "Gift Certificates").

(1)       Purchaser is not assuming any obligations to any Governmental Authorities under escheatment or similar statutes in respect of the funds collected by Seller upon the sale of such Gift Certificates.

(2)       Upon the request of Purchaser from time to time (but not more frequently than quarterly) Seller shall pay to Purchaser an amount equal to the value of Gift Certificates redeemed by Purchaser at the Purchased Restaurants so long as such Gift Certificates were issued or sold to customers by Seller prior to Closing (the "Gift Certificate Reimbursement").

The Assumed Liabilities shall not include any of (i) Seller’s indebtedness for borrowed money or

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(ii) Seller’s Liabilities for Taxes, except as set forth in Section 10.1 and Purchaser shall not assume any other Liability that is not expressly included in the definition of Assumed Liabilities and all other Liabilities shall be retained by Seller (the "Retained Liabilities").

1.5.       Purchase Price.

(a)       In consideration of Seller’s obligations under this APA (including, without limitation, the transfer of the Purchased Assets from Seller to Purchaser), Purchaser shall pay to Seller the sum of Twenty-Three Million Five Hundred Thousand and 00/100 Dollars ($23,500,000.00) at Closing in immediately available funds (the "Purchase Price"), subject to adjustment for the matters set forth in Sections 1.6, 1.7, and 1.8, in addition to the other payments, adjustments, prorations, and reimbursements as set forth in this APA.

(b)       Within five (5) business days after the Effective Date, Purchaser shall pay to Escrow Agent (defined below) an earnest money deposit in the amount of Fifty Thousand and 00/100 Dollars ($50,000.00) (the "Deposit"). In the event Purchaser terminates this APA on or before the Due Diligence Deadline pursuant to the terms of this APA, then Escrow Agent shall promptly refund the Deposit to Purchaser. After the Due Diligence Deadline, then the Deposit shall be non-refundable to Purchaser, except in the event of Purchaser’s termination of this APA pursuant to Section 9(b) below. At Closing, the Deposit shall be applied as a credit to the Purchase Price. If the transaction contemplated by this APA fails to close or if this APA terminates for any reason other than (1) Purchaser’s timely termination of this APA prior to the Due Diligence Deadline, or (2) Purchaser’s termination of this APA pursuant to Section 9(b) below, the Deposit shall be paid promptly by Escrow Agent to Seller.

1.6.       Prorations.

(a)       The Purchase Price shall be subject to proration as set forth in this Section 1.6. Except as elsewhere set forth herein, the following items of income and expense arising from the operation of the Purchased Restaurants on or before 12:01 a.m. (Mountain Time) on the Closing Date shall be for the account of Seller and thereafter shall be for the account of Purchaser. Proration of the items described below between Seller and Purchaser shall be effective as of 12:01 a.m. (Mountain Time) on the Closing Date and shall occur as follows with respect to those rights, Liabilities and obligations of Seller transferred to, and assumed by, Purchaser hereunder:

(1)       Liability for state and local real estate and personal property taxes and water and sewer use charges assessed or assessable on the Purchased Assets and payable with respect to any assessment period commencing prior to the Closing Date and payable after the Closing Date and any assessment period commencing prior to the Closing Date and ending on or after the Closing Date shall be prorated as between Seller and Purchaser on the basis of the number of days of the assessment period elapsed prior to the Closing Date (regardless of lien date and/or regardless of when such taxes or charges are assessed or attached, or deemed to have been assessed or attached) as compared to the number of days of the assessment period.

(2)       To the extent included in the Purchased Assets -- prepaid items, credits and accruals such as rent and CAM charges, utilities, other service charges, prepaid inventory rebates, license or registration fees paid to Governmental Authorities with respect to any Transferable Permits which are being transferred hereunder, rental and other payments or advances under any Assumed Contracts (including, without limitation, prepaid billboard and other advertising Contracts) and bonuses (if any) accrued for Transferred Employees (as defined in Section 5.4(a) below) shall be prorated between Seller and Purchaser on the basis of the period of time to which such Liabilities, prepaid items and accruals apply.

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(3)       To the extent included in the Purchased Assets -- Purchaser shall reimburse Seller for all security, utility and other deposits made with respect to the operation of the Purchased Restaurants and the Purchased Assets (to the extent such deposits are not returned to Seller on or before Closing) and shall succeed to all of Seller’s rights to recovery or refund of such deposits.

(4)       Seller shall pay the Transferred Employees for their unpaid vacation pay accrued as of the Closing Date.

(b)       Except as provided in Section 1.4 above, normal trade accounts payable of the Purchased Restaurants arising from operations prior to the Closing Date are not Assumed Liabilities (other than with respect to inventory) and will not be prorated.

(c)       All petty cash on hand at the Purchased Restaurants as of the opening of business on the Closing Date shall be for the account of Seller. An amount equal to $2,000 per Purchased Restaurant shall be added to the Purchase Price as an estimate of petty cash turned over to Purchaser at Closing pursuant to Sections 1.1(l) and 1.2(a) above. The actual amount of any petty cash turned over to Purchaser at Closing shall be trued up by the parties within ninety (90) days after Closing.

(d)       To the extent practicable, all prorations shall be made prior to the Closing Date with any additional prorations and true-up to be made within ninety (90) days thereafter.

1.7.       Inventory Adjustment.

(a)       The Purchase Price shall be increased by the amount of Closing Inventory (defined below) at the Purchased Restaurants that are part of the Purchased Assets as of Closing, which shall be estimated to be $25,000.00 per Purchased Restaurant.

◦	The term "Closing Inventory" means proteins, fresh produce, dairy products, alcoholic beverages, and similar items with a time-sensitive usability, temperature-controlled storage requirement(s), and/or other items with spoilage, waste, and/or food safety regulations. Closing Inventory shall be deemed part of Restaurant Inventory under this APA, subject to the terms of this Section 1.7.

(b)       For purposes of determining Closing Inventory, (i) before the Closing Date, Seller will furnish an inventory report for the Purchased Restaurants to Purchaser, and (ii) as of the close of business on the day immediately preceding the Closing Date, the restaurant managers of the Purchased Restaurants shall conduct a physical inventory of the Closing Inventory, and the dollar amount of such inventory shall be computed in accordance with generally accepted accounting principles consistently applied in accordance with Seller’s prior practice.

(c)       For purposes of this Section 1.7, at the time of the taking of such physical inventory, Seller shall provide to Purchaser such costing data regarding inventory as is reasonably practicable under Seller’s current accounting systems. Representatives of Seller and Purchaser may observe such physical inventory and may conduct reasonable spot audits of such physical inventory.

(d)       The Purchase Price shall also be increased by the value of Distributor Inventory which Seller has already purchased but has not been delivered to the Purchased Restaurants or is in transit to the Purchased Restaurants.

(e)       The amount of the estimated inventory adjustment pursuant to this Section 1.7 shall be

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equal to $25,000.00 per Purchased Restaurant and added to the Purchase Price due at Closing, and the actual amount of the inventory adjustment pursuant to this Section 1.7 shall be trued up by the parties within ninety (90) days after Closing.

1.8.       Holdback Sites.

(a)       If any required Landlord Consents (as defined in Section 5.1(c) below) have not been received as of the Closing with respect to any of the Purchased Restaurants ("Lease Holdback Sites") such that the Purchased Restaurant is not capable of being operated by the Purchaser after the Closing in the ordinary course of business, then such Lease Holdback Sites and Purchased Assets related thereto shall become Excluded Assets, the Assumed Liabilities related thereto shall become Retained Liabilities, and the Purchase Price shall be reduced by the "Holdback Site Value" for such Lease Holdback Sites as set forth on Schedule 1.8 -- provided the parties shall use their commercially reasonable efforts, in lieu of treating the restaurant as a Holdback Site, to enter into such management, sublease or similar arrangements on mutually agreeable terms as may be permitted under the terms of the Lease for such site to allow the operation of the restaurant by Purchaser without material adverse economic impact on either Purchaser or Seller. If the parties do not enter into such arrangements with respect to any such restaurant(s), then such restaurant(s) shall be treated as Holdback Site(s) at Closing and, after Closing, the parties shall use their commercially reasonable efforts to obtain such Landlord Consents and to effect the sale of such Holdback Site(s) (and related Purchased Assets and Assumed Liabilities) for a purchase price equal to the Holdback Site Value(s) at a subsequent closing as soon as practicable after such Landlord Consents have been obtained and otherwise subject to Section 5.1(d) below.

(b)       If any of Purchaser’s License Consents (as defined in Section 5.1(b) below) have not been received as of the Closing with respect to any of the Purchased Restaurants ("License Holdback Sites" and together with Lease Holdback Sites, “Holdback Sites”) such that the Purchased Restaurant is not capable of being operated by the Purchaser after the Closing in the ordinary course of business, then such License Holdback Sites and the Purchased Assets related thereto shall become Excluded Assets, the Assumed Liabilities related thereto shall become Retained Liabilities, and the Purchase Price shall be reduced by the "Holdback Site Value" for such License Holdback Sites as set forth on Schedule 1.8 -- provided the parties shall use their commercially reasonable efforts, in lieu of treating the restaurant as a Holdback Site, to enter into such management, sublease or similar arrangements on mutually agreeable terms as may be permitted under the terms of applicable Laws to allow the operation of the restaurant by Purchaser without any material adverse economic impact on either Purchaser or Seller. If the parties do not enter into such arrangements with respect to any such restaurant(s), then such restaurant(s) shall be treated as Holdback Site(s) at Closing and, after Closing, the parties shall use their commercially reasonable efforts to obtain such Purchaser’s License Consents and to effect the sale of such Holdback Site(s) and related Purchased Assets and Assumed Liabilities for a purchase price equal to the Holdback Site Value(s) at a subsequent closing as soon as practicable after such Purchaser’s License Consents have been obtained.

(c)       In the event any outstanding Landlord Consent(s) and/or Purchaser’s License Consent(s) have not been obtained within twelve (12) months of the Closing Date, then Purchaser shall cease to have any obligation to purchase the Holdback Site(s) from Seller, and Seller shall cease to have any obligation to sell the Holdback Site(s) to Purchaser; provided (i) Seller shall be entitled to continue operating such restaurant as a Red Robin® restaurant in same manner Seller operated such restaurant prior to Closing.

(d)       As of the Closing Date and if any of the Purchased Restaurants are closed and not operating due to a casualty loss or for any other reason whatsoever, then each such restaurant shall be treated as a Holdback Site and the Purchased Assets related thereto shall become Excluded Assets, the Assumed Liabilities related thereto shall become Retained Liabilities, and the Purchase Price shall be reduced by the "Holdback Site Value" for such Holdback Sites as set forth on Schedule 1.8 -- provided that, if mutually

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agreed in writing by Seller and Purchaser (in their sole discretion), Seller will, at its expense, rebuild and reopen such site in a manner consistent with Seller’s past practice, and Purchaser and Seller will effect the purchase and sale of such Holdback Site for a purchase price equal to the Holdback Site Value at a subsequent closing as soon as practicable after such reopening.

(e)       For the avoidance of doubt, if a Purchased Restaurant is a Holdback Site under any or all of Sections 1.8(a), 1.8(b), and 1.8(d) there shall be only one adjustment to the Purchase Price at Closing equal to the Holdback Site Value for such Purchased Restaurant.

1.9.       Allocation of Purchase Price.

The Purchase Price shall be allocated among the Purchased Assets and Assumed Liabilities in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and such allocation shall be set forth on Schedule 1.9 (which schedule shall be mutually agreed upon by Seller and Purchaser as of the Effective Date). Seller and Purchaser each agree to report the federal, state and local income and other tax consequences of the transactions contemplated herein in a manner consistent with such allocation as set forth on Schedule 1.9 and shall take no position contrary to, or inconsistent with, the allocation set forth on Schedule 1.9.

1.10       Gift Cards.

(a) Seller and its Affiliates have developed a gift card program (the "Gift Card Program") that provides guests an opportunity to purchase "Gift Cards" (defined below) at Red Robin restaurants, online through Seller's authorized website, select retail locations, and other locations authorized by Seller from time-to-time (collectively, the "Authorized Locations").

(b)        A "Gift Card" is a branded, plastic card (or, a virtual or electronic representation of a branded plastic card via a code) displaying Red Robin trademarks that are assigned a monetary value upon activation and may only be activated at Authorized Locations.  Seller may update the list of Authorized Locations where Gift Cards may be activated from time-to-time in Seller's sole discretion.

(c)        Commencing on the Closing Date, Purchaser, as a franchisee, will be required to participate in this Gift Card Program as set forth in this Section 1.10.  Commencing on the Closing Date, Purchaser shall honor for redemption at the Purchased Restaurants all Gift Cards presented for redemption at any Purchased Restaurant on or after the Closing Date.  Purchaser may only activate and redeem authorized Gift Cards that have been designed, produced, approved, and distributed by Seller (or its Affiliates). For the avoidance of doubt, Purchaser’s participation in the Gift Card Program and its obligations under this Section 1.10 are limited to operational acceptance, activation, and redemption of Gift Cards at the Purchased Restaurants in accordance with the Franchise Agreements and the Gift Card Program, and shall not constitute an assumption by Purchaser of any liabilities or obligations of Seller or its Affiliates arising from the issuance, sale, administration, regulation, or outstanding balances of Gift Cards, except as expressly provided in this Section 1.10.

(d)        Seller is solely responsible for the design, content, production, and distribution of all Gift Cards to be used in connection with the Gift Card Program.  Seller is solely responsible for coordinating all Gift Card production runs with FiServ, Inc., or any subsequent card vendor (each, a “Card Vendor”), and Seller may change the Card Vendor from time-to-time in Seller's sole discretion.

(e)        Subject to the guidelines and requirements set forth in the Gift Card Program established by Seller from time-to-time, Purchaser is responsible to communicate directly with the Card Vendor to order Purchaser's supply of Gift Cards for its franchised restaurant(s).  Purchasers is responsible for paying all

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invoiced costs associated with such supply order(s), including without limitation, design, production, and distribution costs.  Purchaser is required to maintain the gift card merchandiser with gift card & promotional messages established by Seller in Purchaser's franchised restaurant(s).

(f)        Subject to the guidelines and requirements set forth in the Gift Card Program established by Seller from time to time, Purchaser shall communicate all Gift Card supply needs for Purchaser's franchised restaurants through Seller's corporate office or designated marketing team. Purchaser shall be responsible for all invoiced costs associated with such Gift Card supply order(s), including, without limitation, supply order costs and distribution costs. Currently, design and production costs related to the Gift Card program are included in the cooperative advertising program (or, CAP) under the franchise agreement, unless otherwise modified by Seller. Purchaser shall maintain the gift card merchandiser with Gift Cards and promotional messages established by Seller in Purchaser's franchised restaurant(s).

(g)        At the time Gift Cards are delivered to Purchaser's franchised restaurant(s) from the Card Vendor, they are not active and not capable of being used for purchases.  Commencing on the Closing Date, Purchaser is responsible to activate Gift Card(s) purchased by guests at Purchaser's franchised restaurants using authorized equipment.  Currently, the point-of-sale system collects Gift Card data and activates Gift Cards.

(h)        Commencing on the Closing Date, Purchaser is responsible to retain the proceeds from each Gift Card activation and to properly account for such activation on Purchaser's books and records (e.g., debit of cash as an asset and corresponding credit of deferred revenue as liability). Nothing herein shall be deemed to transfer to Purchaser ownership of, or ultimate responsibility for, system-wide Gift Card balances or outstanding Gift Cards sold through other Authorized Locations or channels, which shall remain the responsibility of Seller or its Affiliates.

(i)        Purchaser is responsible for installing, maintaining, and ensuring the proper functionality of the point-of-sale system and other authorized systems and/or equipment used in connection with the Gift Card Program at Purchaser's cost.

(j)       On a periodic basis, Seller or the "Gift Card Administrator" or "GCA" (defined below) may conduct periodic reconciliations of Gift Card activations and redemptions in accordance with the Gift Card Program. Any such reconciliation shall be limited to amounts attributable to Gift Cards activated or redeemed at Purchaser’s franchised restaurants.

(k)         Currently, the Gift Card Administrator is Fiserv, Inc., and Seller may change the GCA from time-to-time in Seller's sole discretion.  Currently, the GCA completes the Gift Card reconciliations on a weekly basis. Purchaser shall cooperate in good faith with such reconciliation process using Seller-approved systems. Purchaser shall not be required to grant any third party unrestricted access to Purchaser’s bank accounts except to the extent reasonably necessary to facilitate such reconciliation and consistent with Purchaser’s standard banking controls and authorizations.

(l)        Commencing on the Closing Date,  Purchaser will be responsible to comply with the requirements and guidelines for the Gift Card Program established by Seller from time-to-time.  Purchaser is responsible for its obligations under applicable laws with respect to Gift Cards including, without limitation (i) applicable laws regarding marketing, sale and redemption of Gift Cards, and (ii) reporting and payment obligations under applicable laws regarding escheatment.  Seller shall remain responsible for compliance with applicable escheatment or unclaimed-property Laws relating to Gift Cards issued, sold, administered, or tracked through Seller-controlled systems or channels, except to the extent applicable Law imposes such obligations on franchisees with respect to in-restaurant Gift Card sales.

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SECTION 2. CLOSING.

2.1. Closing and Closing Date.

Subject to the satisfaction or waiver of the conditions contained in Sections 6 and 7 of this APA, the closing of the transactions contemplated by this APA (the “Closing”) shall be coordinated through Fidelity National Title Insurance Company, [***], as escrow agent (the "Escrow Agent"), and shall occur at a mutually-agreed date (the "Closing Date") no later than August 21, 2026 (the "Target Closing Date") -- provided that, if all of the conditions to Closing set forth in Sections 6 and 7 of this APA have not been satisfied as of such date, then the Target Closing Date shall be automatically extended to a mutually-agreed date not later than October 2, 2026 (the "Outside Closing Date"). All closing deliveries and funds shall be delivered to, held by, and disbursed through the Escrow Agent in accordance with escrow instructions to be mutually agreed upon by Purchaser and Seller prior to the Closing.

If Purchaser and Seller have not mutually agreed to a Closing Date on or before July 20, 2026 (the "Due Diligence Deadline"), then Seller may, in its sole discretion, elect to set the Closing Date to such date as determined by Seller, but no later than the Target Closing Date. Seller and Purchaser shall use commercially reasonable efforts to accomplish the Closing on the first Monday after the last Sunday of an accounting period in Seller’s fiscal calendar. The Closing shall be deemed to be effective for all purposes under this APA as of 12:01 a.m. (Mountain Time) on the Closing Date.

2.2.       Outside Closing Date.

If Closing has not occurred by the Outside Closing Date, then either party may terminate this APA without Liability to the other party; provided, that no party may terminate this APA under this Section 2.2 if Closing has failed to occur by such date as a result of such party’s failure to comply with its obligations under this APA. In the event of the termination of this APA pursuant to this Section 2.2, then this APA shall forthwith become null and void and of no further force or effect; provided the parties hereto shall remain liable for any breach of this APA prior to its termination to the extent set forth in this APA.

2.3.       Closing Documentation and Further Assurances.

(a)       At Closing, Purchaser shall pay, or cause to be paid, the Purchase Price to Seller and Seller shall sell, transfer, convey, assign and deliver to Purchaser the Purchased Assets in accordance with Section 1.1, and the parties shall execute such customary warranty deeds, lease assignments, supplemental assignment agreement(s), bills of sale, assignment and assumption agreements (including assignment and assumption agreements for Distributor Inventory), and other instruments, in recordable form where applicable (including GAP indemnities, owner’s affidavits, non-foreign affidavits and other instruments a title company customarily requires for the issuance of title policies), as are necessary to convey good and marketable title to the Purchased Assets, to effectuate an assignment and assumption of the Assumed Liabilities, and to otherwise effectuate the transactions contemplated by this APA. All actions taken at Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed. Immediately prior to the Closing (and to be effective as of the Closing), Seller shall deliver to Purchaser such written releases (in recordable form where applicable) or payoff letters from each holder of any of Seller’s indebtedness of any kind or nature whatsoever as may be reasonably necessary to evidence the release of the Purchased Assets from Liability with respect to any such indebtedness.

(b)       If any particular Purchased Asset shall be incapable of being conveyed, assigned or otherwise transferred at the Closing as contemplated herein (either in whole or in part), or if the conveyance, assignment or other transfer of any particular Purchased Asset shall require the consent of another Person (defined below) which consent has not been obtained as of the Closing Date (each, a "Non-Assignable

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Asset"), then (subject to the more particular provisions of Section 1.8), the parties shall cooperate with one another after the Closing Date to convey, assign or otherwise transfer such Non-Assignable Asset to the Purchaser; provided, however, that Purchaser shall undertake to pay or satisfy the corresponding Liabilities under the terms of such Non-Assignable Asset to the extent Purchaser would have been responsible therefor as Assumed Liabilities if such Non-Assignable Asset had been conveyed on the Closing Date and Purchaser shall be entitled to the rights and income associated therewith as if such Non-Assignable Asset had been conveyed on the Closing Date.

◦	The term "Person" means any individual, corporation, partnership, limited liability company, association or any other entity or organization. The term "Affiliate" of any Person means any person directly or indirectly controlling, controlled by or under common control with any such Person and any officer, director or controlling person of such Person.

(c)       If the parties identify, prior to Closing or within one (1) year after Closing, any tangible assets which are owned by Seller and not included as part of the Purchased Assets and Assumed Contracts and were reasonably necessary for Seller to operate the Purchased Restaurants prior to the Closing in Seller’s ordinary course of business, then Seller shall use commercially reasonable efforts to promptly transfer, convey and/or assign such tangible assets to Purchaser, at no additional cost to Purchaser; provided Seller shall not be obligated to transfer, convey and/or assign any such tangible assets that are Excluded Assets or otherwise set forth on Schedule 3.17.

2.4.       Third Party Approvals.

Purchaser and Seller acknowledge the transactions contemplated by this APA may be subject to the approval of third parties including Governmental Authorities, liquor licensing authorities, landlords, lessors, lenders, mortgagees, and other parties with approval rights.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller hereby represents and warrants to Purchaser that the statements contained in this Section 3 are true and correct as of the Effective Date and shall be true and correct as of the Closing Date.

3.1.       Organization and Good Standing.

Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Nevada. If applicable to this APA, each of Seller’s subsidiaries and/or operating entities related to the Seller’s operation of the Purchased Restaurants are duly incorporated or formed, validly existing and in good standing under the Laws of its state of incorporation or formation and are in good standing under the Laws of the state(s) where the Purchased Restaurants operated are located. Seller (by itself or through its subsidiaries and operating entities) has full corporate power and authority and all licenses, permits and authorizations necessary to own and operate the Purchased Restaurants and to execute, deliver and perform its obligations under this APA.

3.2.       Binding Effect.

As of the Effective Date and as of the Closing Date, the execution, delivery and performance of this APA and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Seller and no further action, approval or proceeding is necessary on the part of Seller, its board of directors or its shareholders for the execution, delivery or performance of this APA or the other agreements contemplated hereby or the

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consummation of the transactions contemplated hereby or thereby. As of the Effective Date and as of the Closing Date, this APA and each other agreement and instrument to be executed and delivered by Seller hereunder constitutes, or will constitute, when executed and delivered, the legal, valid and binding obligation of Seller enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting creditors' rights and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

3.3.       Conflicts, Consents, and Approvals.

(a)       Except as set forth on Schedule 3.3 (the "Required Consents"), the execution and delivery by Seller of this APA and the consummation by it of the transactions contemplated hereby, do not and will not violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any Lien upon any of the Purchased Assets (other than Permitted Liens), or require any authorization, consent, approval, exemption or other action by or notice to any Person (other than a Governmental Authority) pursuant to, Seller’s certificate of incorporation, bylaws or other organizational documents, or any Assumed Contract or other Contract affecting the Purchased Restaurants, the Purchased Assets, or any Law affecting the Purchased Restaurants, the Purchased Assets, or any judgment, order, injunction or decree by which Seller is bound, to which it is a party, or to which its assets are subject.

(b)       Except as set forth in Schedule 3.3, Seller is not required to submit any notice, declaration, report or other filing or registration with any Governmental Authority in connection with the execution and delivery of this APA or the consummation of the transactions contemplated hereby.

(c)       Except as set forth in Schedule 3.3, no waiver, consent, approval or authorization of any Governmental Authority is required to be obtained or made by Seller in connection with the execution and delivery of this APA or the consummation of the transactions contemplated hereby.

(d)       The only consents from any non-governmental Person which are required to be obtained by Seller in connection with the execution and delivery by it of this APA and the consummation of the transactions contemplated hereby are set forth on Schedule 3.3.

3.4.       Financial Statements.

(a)       Seller has made available to Purchaser, and attached hereto as Schedule 3.4 are, true, correct and complete copies of restaurant-level profit and loss statements for the Purchased Restaurants for the fiscal years ended December 31, 2023, December 29, 2024, and December 28, 2025 (the "Financial Statements", which, for purposes of the condition to Closing set forth in Section 7.2 and for purposes of any claim for indemnification pursuant to Section 8.1, shall mean and include the interim financial statements to be delivered pursuant to Section 5.2(b)).

(b)       Except as set forth on Schedule 3.4, the Financial Statements have been prepared by Seller in accordance with Seller’s internal accounting procedures, processes, and records and present fairly, in all material respects, the results of operations of Purchased Restaurants for the periods shown therein. Purchaser acknowledges the Financial Statements were not prepared in accordance with GAAP. No representation or warranty is made as to the pro forma adjustments to Financial Statements that would be necessary or appropriate to give pro forma effect to the transactions contemplated hereby or otherwise reflect the beneficial ownership of Purchased Restaurants by Purchaser or any Person other than Seller. Except as set forth in this Section 3.4, no representation or warranty is made as to any other financial information that has been made available to Purchaser.

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3.5.       Ordinary Course and Material Adverse Change.

(a)    Since December 29, 2025 (and except as set forth on Schedule 3.5), Seller has conducted the business of the Purchased Restaurants in Seller’s ordinary course of business, and the Purchased Restaurants have not suffered a Material Adverse Change, defined below.

◦	The term "Material Adverse Change" means a material adverse change on the business and operations of the Purchased Restaurants (taken as a whole after taking into account any insurance recoveries) in a manner that is materially disproportionate to such event’s effect on the restaurant industry as a whole, but shall not be deemed to include any adverse change, effect, event or development relating to: (i) general business, economic, or regulatory conditions; (ii) any natural disaster, (iii) any national or international political or social conditions including, without limitation, terrorism, sabotage, military action or war regardless of declaration, commencement, and/or escalation; (iv) changes or disruption in financial, banking or securities markets including, without limitation, changes in foreign currency exchange rates, decline in the price of any security, or declines in market indexes; (v) changes in accounting standards, requirements or principles, including GAAP; (vi) general economic factors or conditions that affect the industries, markets or geographical areas in which the Purchased Restaurants operate generally; (vii) changes in Law or other binding directives issued by any Governmental Authority; (viii) actions required to be taken under applicable Laws or Contracts; (ix) compliance with the terms of, or the taking of any action contemplated by, this APA; (x) any action taken or statement made by Purchaser or its Affiliates; (xi) the execution, delivery, announcement, pendency or performance of this APA including the transactions and transaction documents by this APA; or (xii) any changes to the business of Purchased Restaurants shown in any filings by Seller with the Securities and Exchange Commission on or before the Effective Date.

(b)       Since December 29, 2025 (and except as set forth on Schedule 3.5), (1) the Purchased Assets have not suffered any material damage, destruction, or loss; (2) Seller has not amended, modified, entered into, and/or terminated any Assumed Contract, Retained Contract, or any Contract that would otherwise be deemed as an Assumed Contract or Retained Contract; (3) Seller has not sold, leased, assigned or transferred any portion of the material assets or properties related to Purchased Restaurants which assets or properties would have otherwise been part of the Purchased Assets hereunder, except sales of inventory in the ordinary course of business; (4) Seller has not canceled without fair consideration any debts or claims owing to or held by it with respect to Purchased Restaurants, which debts or claims would have otherwise been part of the Purchased Assets hereunder; (5) Seller has not promised, made, or granted any increase to wage, salary or compensation paid to any of management-level employees of Purchased Restaurants, other than bonuses, promotions, performance increases, merit increases, and other changes to compensation in the ordinary course of business; (6) Seller has not offered retention, stay, and/or severance packages to management-level employees of the Purchased Restaurants; (7) Seller has not delayed or postponed any material scheduled remodeling, repair or maintenance project for Purchased Restaurant, and/or (8) Seller has not made any change in accounting methods that would materially affect the presentation of the results of operations set forth in the Financial Statements.

3.6.       Material Permits.

As shown on Schedule 3.6, Seller holds the material Permits required in connection with the current operation of the Purchased Restaurants (the "Material Permits"), and the Material Permits are in full force and effect in all material respects, except as set forth on Schedule 3.6. To the extent in Seller’s possession,

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Seller has delivered to Purchaser copies of the Material Permits for each Purchased Restaurant. Schedule 3.6 indicates which Material Permits are intended to be assigned at Closing, those that are not intended to be assigned at Closing and those which require consent to be transferred or assigned to Purchaser at Closing. No loss or termination of any Transferable Permit is pending or, to the Seller’s Knowledge, (defined below), threatened (including, without limitation, as a result of the transactions contemplated by this APA) other than expiration in accordance with the terms thereof.

◦	The term "Seller's Knowledge" means the actual knowledge of Jesse Griffith (Chief Operating Officer), Mark Graff (Chief Financial Officer), Chris Meyer (Interim Chief Financial Officer), and John McLaughlin (Senior Vice President, Supply Chain).

3.7.       Tax Liabilities.

(a)       Seller has filed all federal, state, county and local Tax returns and reports required to be filed by Seller in connection with Purchased Restaurants (including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, escheat, excise and sales Taxes, to the extent that the same relate to the Purchased Assets or the operations of the Purchased Restaurants).

(b)       Except for Taxes being contested in good faith, Seller has either paid such Taxes that have become due on or before the due date for payment thereof, whether or not reflected on any return or report, and any interest and penalties with respect thereto or Seller has accrued on its books or has established adequate reserves for such taxes payable but not yet due, and Seller has made required cash deposits with appropriate Governmental Authorities representing estimated payments of such Taxes in respect of the Purchased Assets and the operation of the Purchased Restaurants, including income Taxes and employee and any other withholding Tax obligations.

(c)       No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by Seller with respect to any such Tax. No unsatisfied deficiency, delinquency or default for any Tax in respect of the Purchased Assets has been assessed (or claimed or proposed in writing) against Seller, nor has Seller received notice of any such deficiency, delinquency or default. No written claim has been received by Seller from a taxing authority in a jurisdiction where Seller owns any of the Purchased Assets or conducts operations of any of the Purchased Restaurants and does not file tax returns that Seller is or may be subject to Tax in such jurisdiction.

3.8.       Title and Lien Matters.

Seller will convey to Purchaser at Closing title to the Purchased Assets, free and clear of any Liens, except for the following Liens ("Permitted Liens"):

(a)       Liens for Taxes not yet due and payable;

(b)       statutory Liens incurred in Seller’s ordinary course of business with respect to Liabilities that are not yet due and payable;

(c)       with respect to the Real Estate, restrictions, conditions, reservations, limitations, easements, other matters of record, and any condition which an accurate and complete survey of the Real Estate would disclose;

(d)       building, environmental, zoning and other laws, ordinances, codes, restrictions, and regulations imposed by any governmental authority having jurisdiction over the Real Estate;

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(e)       statutory and contractual Liens of landlords under the Leases for amounts which are not yet due or payable;

(f)       consensual Liens granted with respect to Seller’s Personal Property, which Liens are also indicated on such schedule;

(g)       Liens, claims, encumbrances, security interests, and/or title exceptions caused by (or, resulting from) acts or omissions of Purchaser (including its affiliates, employees, officers, directors, agents, contractors, invitees, and/or licensees);

(h)       variations between tax lot lines and lines of record title;

(i)        any applicable rights of first refusal; and

(j)       matters disclosed on Schedule 3.8 and any liens, encumbrances, survey matters, or other title exceptions approved or waived by Purchaser which, for the avoidance of doubt, shall not include the Required Consents shown on Schedule 3.3.

3.9. Condition of Purchased Assets.

(a)       Purchaser hereby acknowledges, understands and agrees that it has had an opportunity to inspect the Purchased Assets and the Purchased Assets shall be conveyed at Closing to Purchaser in an "AS IS" and "WHERE IS," and "WITH ALL FAULTS" condition with no representation or warranty whatsoever, express or implied, with respect to the Purchased Assets except as set forth in Section 3.9(c) below.

(b)       Without limiting the generality of Section 3.9(a) or any other disclaimer set forth herein and subject to Section 3.9(c), Seller has not made and is not making any representations or warranties, express or implied, written or oral, as to (i) the nature or condition, physical or otherwise, of the Purchased Assets or any aspect thereof, including, without limitation, any warranties of habitability, suitability, merchantability or fitness for a particular use or purpose, or the absence of latent defects in such assets, (ii) the nature or quality of construction, structural design or engineering of the improvements or the state of repair or lack of repair of any of such assets, (iii) the quality of the labor or materials included in the Purchased Assets, (iv) the soil conditions, drainage conditions, topographical features, access to public rights-of-way, availability of utilities or other conditions or circumstances which affect or may affect the property(ies) or any use to which the Purchased Assets may be put, (v) any conditions at or which affect or may affect the Purchased Assets with respect to any particular purpose, use, development potential or otherwise, (vi) the area, size, shape, configuration, location, capacity, quantity, quality, cash flow, expenses or value of the Purchased Assets or any part thereof, (vii) the nature or extent of title to the Purchased Assets, or any easement, servitude, right-of-way, possession, lien, encumbrance, license, reservation, condition or otherwise that may affect title to such assets, (viii) any environmental, geological, structural, or other condition or hazard or the absence thereof heretofore, now or hereafter affecting in any manner the Purchased Assets, including but not limited to, the presence or absence of asbestos or any environmentally hazardous substance on, in, under or adjacent to the property(ies) and (ix) the compliance of the Purchased Assets, or the operation or use of such assets, with any applicable restrictive covenants, or with any laws, ordinances or regulations of any governmental body (including specifically, without limitation, any zoning laws or regulations, any buildings codes, any environmental laws, and the Americans with Disabilities Act of 1990, 42 U.S.C. 12101 et seq.).

(c)       Except as set forth on Schedule 3.9, all of which remain subject to Purchaser’s evaluation during Purchaser’s due diligence and investigations with respect to the Purchased Assets, Seller’s

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Improvements and Seller’s Personal Property, are in "Working Order" (defined below) as of the Closing Date.

◦	The term "Working Order" means that Seller's Improvements and Seller's Personal Property, considered as a whole but not an item-by-item (or, asset-by-asset) basis, function for their ordinary intended purpose without material defects that prevent normal use, reasonable wear and tear excepted. The term "Working Order" does not mean that Seller's Improvements and Seller's Personal Property are subject to any warranties of habitability, suitability, merchantability or fitness for a particular use or purpose, or the absence of latent defects in such assets (all of which are specifically excluded and disclaimed as set forth in this Section 3.9).

(d)        The terms of Section 3.9(a) and Section 3.9(b) shall survive until eighteen (18) months after the Closing Date and the terms of Section 3.9(c) shall survive Closing until the ninetieth (90th) day after the Closing Date

3.10.       Real Estate. Except as otherwise set forth on Schedule 3.10:

(a)       To Seller's Knowledge, Seller has not granted any Liens of any kind with respect to Seller’s Improvements, except Permitted Liens. At Closing, the Real Estate shall be subject to no Lien except Permitted Liens; and Seller is in quiet possession of the Real Estate.

(b)       Seller has a leasehold interest in and to the Real Estate. Seller's copy of each lease for the Real Estate (the "Lease(s)"), including, without limitation, Seller's copy of all amendments, extensions, guaranties and other agreements with respect thereto, has been delivered to Purchaser. Each Lease is in full force and effect, and is a legal, valid and binding obligation of Seller (and to Seller’s Knowledge, the other party or parties thereto); all rents and additional rents due to date on each Lease have been paid or will be accounted for in connection with the prorations contemplated by Section 1.6.

(c)       To Seller’s Knowledge, Seller has not received any written notice that it is in default under any Lease beyond any and all applicable notice and cure periods. To Seller’s Knowledge, Seller is not currently in default under any Lease in any material respect beyond any and all applicable notice and cure periods, no landlord is currently in default in any material respect of any of its obligations under any Lease beyond any and all applicable notice and cure periods, and there exists no event, occurrence, condition or act (including the consummation of the transactions contemplated by this APA) that, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default by Seller under any Lease in any material respect or otherwise cause any Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing except with respect to any Required Consents.

(d)       To Seller’s Knowledge, no security deposit or portion thereof deposited with respect to any Lease has been applied by the landlord under such Lease in respect of a breach or default by Seller under such Lease which has not been redeposited in full. Seller does not, and will not in the future, owe any brokerage commissions or finder’s fees with respect to any Lease. The other party to each Lease is not an affiliate of, and otherwise does not have any material economic interest in, Seller.

(e)       Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy any Real Estate or any portion thereof, except for any affiliates or subsidiaries with respect to the operation of certain Purchased Restaurants under intracompany agreements that will not survive the Closing and except for Donatos Pizzeria LLC with respect to certain Purchased Restaurants. To Seller’s Knowledge, other than the right of Purchaser pursuant to this APA, there are no outstanding options, rights of first offer,

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and/or rights of first refusal that are not recorded in the applicable public records for a Purchased Restaurant or otherwise shown on Schedule 3.10.

(f)       Seller has delivered to Purchaser copies of the following items, if any, to the extent related to the Real Estate and, to Seller’s Knowledge, in the possession of Seller at Seller’s home office in Englewood, CO, or at the Purchased Restaurants: (1) real estate tax certificates for the most recent tax year, current real estate tax statements, and receipts for current real estate taxes, if available; (2) latest certificates of occupancy; (3) Permits; (4) most recent surveys, soils reports, environmental reports, environmental site assessments, engineering reports, zoning reports, appraisals, construction plans and specifications; (5) other materially relevant records necessary for the operation and maintenance of the Real Estate; and (6) copies of Seller's most recent owner’s or leasehold owner’s title policies with respect to the Real Estate.

(g)       To Seller’s Knowledge, there is no material uncured violation of any zoning, building, health, fire, water use or similar Law in connection with the ownership and/or use of the Real Estate that could result in a Lien or have a material and adverse impact on Purchaser’s ability to use the Real Estate. To Seller’s Knowledge, Seller has received no written notice of any pending or threatened termination or material impairment of access to the Real Estate or, except for temporary discontinuation in connection with any ordinary maintenance and repairs, any material discontinuation of necessary sewer, water, electrical, gas, telephone or other utilities or services for the Real Estate.

(h)       To Seller’s Knowledge, Seller has not received any written notice that either the whole or any material portion of the Real Estate is to be condemned, requisitioned or otherwise taken by any public authority and, to Seller’s Knowledge, Seller has not received any written notice of any public improvements that may result in special assessments payable on or after the Closing Date adversely affecting any of the Real Estate.

(i)       To Seller’s Knowledge, Seller has not received any written notice that either the whole or any material portion of the Real Estate is to be condemned, requisitioned or otherwise taken by any public authority and, to Seller’s Knowledge, Seller has not received any written notice of any public improvements that may result in special assessments payable on or after the Closing Date adversely affecting any of the Real Estate.

(j)       Except as set forth on Schedule 3.10 and except as set forth in any and all environmental reports and/or geotechnical reports provided by Seller to Purchaser (either by delivery to Purchaser or via the online data room) or otherwise obtained by Purchaser including, without limitation, environmental questionnaires prepared by Seller, or by lessors or sellers of the Real Estate, and all Phase I and Phase II reports, and in each case solely in respect of the Real Estate:

(1)       To Seller’s Knowledge, Seller is not in material violation or alleged material violation of any judgment, decree, order, or Law pertaining to environmental matters, including, without limitation those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws");

(2)       During the 12-month period preceding the Effective Date, Seller has not received written notice from any third party, including without limitation any federal, state or local Governmental Authority, (A) that Seller or any of its predecessors in interest has been identified by the United States Environmental Protection Agency as a potentially responsible party under

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CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (B) that any hazardous waste, as defined by 42 U.S.C. 6903(5), any hazardous substance as defined by 42 U.S.C. 9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Laws ("Hazardous Substances") which Seller or any of its predecessors in interest has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that Seller or any of its predecessors in interest conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that Seller or any of its predecessors in interest is or shall be named party to any claim, action, cause of action, complaint (contingent or otherwise), legal or administrative proceeding arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances; and

(3)       To Seller’s Knowledge, (A) no portion of any of the Real Estate has been used during the period of Seller’s ownership or occupancy for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in compliance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on the Real Estate; (B) in the course of any activities conducted by Seller, no Hazardous Substances have been generated or are being used on such Real Estate except in compliance in all material respects with applicable Environmental Laws; and (C) during the period of Seller’s ownership or occupancy, there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from any of the Real Estate except in compliance in all material respects with applicable Environmental Laws.

3.11.       Litigation and Governmental Claims.

Except as set forth on Schedule 3.11, there is no material pending (or, current) charge, complaint, suit, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry (collectively, "Action"), to which Seller has been served as a party or to which Seller has received notice that relate to the Purchased Assets or the Purchased Restaurants. To Seller’s Knowledge, there are no such material Actions threatened. Except as set forth on Schedule 3.11, there is no outstanding order, judgment or decree issued by any judicial or administrative tribunal or any orders, judgments, writs, injunctions, decrees or similar commands of any court or other Governmental Authority affecting or applicable to the Purchased Restaurants or the Purchased Assets.

3.12.       Compliance with Laws.

Except as set forth on Schedule 3.12, Seller is, to Seller’s Knowledge, in material compliance with all Laws and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to the Purchased Restaurants, the material non-compliance with which would have a Material Adverse Change on Seller. To Seller’s Knowledge (and except as set forth on Schedule 3.12), and in respect of the Purchased Restaurants, Seller has not received written notice that Seller has been charged with, or is under active investigation with respect to, any material violation of any provision of any Law, the material violation of which would have a Material Adverse Change on Seller.

3.13.       Brokers and Finders.

To the extent Seller has engaged any Person to act or render services as an investment banker, financial advisor, broker, finder or similar capacity in connection with the transactions contemplated herein,

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and to the extent any Person has, as a result of any agreement or action by Seller, any right or claim against Purchaser or any of Purchaser's affiliates for any commission, fee or other compensation in such capacity in connection with the transactions contemplated herein, then Seller shall be solely responsible for payment of all such commissions, fees and other compensation. Seller has retained Brookwood Associates, LLC as its financial advisor in connection with the transaction contemplated by this APA.

3.14. Labor Matters.

(a)       Since January 1, 2025 (and except as set forth on Schedule 3.14), (i) there are no strikes, stoppages, slowdowns, or other labor disputes of a material nature pending, or to Seller’s Knowledge, threatened against Seller with respect to the Purchased Restaurants; (ii) to Seller’s Knowledge, there are no union organizational efforts presently being made involving any of the Purchased Restaurants; and (iii) Seller is not a party to or bound by any collective bargaining agreement or relationship.

(b)       Since January 1, 2025 (and except as set forth on Schedule 3.14), Seller has materially complied with all Laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and other Taxes, and is not liable for any material arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing in connection with Seller's operation of the Purchased Restaurants.

(c)       Since January 1, 2025 (and except as set forth on Schedule 3.14), Seller has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the "WARN Act") with respect to Purchased Restaurants Employees, and no such action will be implemented prior to Closing without advance notification to Purchaser.

3.15.       Assumed Contracts and Retained Contracts.

(a)       Except as set forth on Schedule 3.15(a), Schedule 1.1(f), and Schedule 3.10, all of the Assumed Contracts are valid, binding, and enforceable obligations of Seller.

(b)       To Seller’s Knowledge, Schedule 3.15(b) contains a list of the "Top 100" items purchased by the Purchased Restaurants as generally determined by dollar volume paid to suppliers through distributors for the period from December 30, 2024, to December 28, 2025 (i.e., Seller's 2025 fiscal year).

(c)       To Seller’s Knowledge, Schedule 3.15(c) contains a list of each Contract to which Seller is a party or by which it is bound, and which satisfies all of the following conditions: (a) the Contract relates to the Purchased Assets, the Assumed Liabilities, or the operation of the Purchased Restaurants, (b) the Contract is not an Assumed Contract, and (c) the Contract falls into one or more of the categories listed below (collectively, "Retained Contracts").

(1)       the Contract involves expenditures by Seller in excess of $250,000 in any fiscal year;

(2)       the Contract contains covenants limiting the freedom of Seller to compete in any line of business or with any Person or in any geographic area or market;

(3)       the Contract is between Seller and any Affiliate, shareholder, officer, director, consultant or employee of Seller; or

(4)       the Contract relates to the mortgaging, pledging or otherwise placing a

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Lien on any of the Purchased Assets (other than Permitted Liens).

(d)       To Seller’s Knowledge, Schedule 3.15(d) contains a list of other material contracts which Seller considers as reasonably material to Purchased Restaurants and is not an Assumed Contract (the "Other Retained Contracts").

(e)       Purchaser acknowledges and agrees that Seller is only obligated to provide the list of "Top 100" items on Schedule 3.15(b), the list of Retained Contracts on Schedule 3.15(c), and the list of Other Retained Contracts on Schedule 3.15(d). Seller is not obligated to provide a copy (or a redacted copy) of any Retained Contract (or Other Retained Contract) to Purchaser and Seller is not obligated to provide any pricing or other terms of any such Contracts to Purchaser. Seller may elect, in its reasonable discretion, to provide copies and/or terms of such Contracts to Purchaser (if permissible under such Contract), but Seller is not obligated to secure consent from any vendor or supplier in order to provide such copies or terms. Seller is also not obligated to provide any pricing or other terms of any Retained Contract (or Other Retained Contract) to Purchaser where Seller reasonably believes its relationship with such vendor or supplier may be negatively impacted if such Contract (or terms thereof) were provided to Purchaser.

3.16.       Employee Benefit Plans.

There are no facts or circumstances that could, directly or indirectly, subject Purchaser or any of its affiliates to any material Liability of any nature with respect to any "Employee Plan" (defined below). It is expressly acknowledged by Seller that no such Liability shall constitute an Assumed Liability within the meaning of Section 1.4 hereof.

◦	The term "Employee Plan" means any Employee Benefit Plan (defined below) with respect to which Seller currently is, or has been, the sponsor, a party or obligated to make contributions. The term "Employee Benefit Plan" means any employee benefit plan (as defined in Section (3) of ERISA), or any employment contract, employee loan, incentive compensation, profit sharing, retirement, pension, deferred compensation, severance, termination, pay, stock option or purchase plan, guaranteed annual income plan, fund or arrangement, payroll incentive, policy, fund, agreement or arrangement, noncompetition or consulting agreement, hospitalization, disability, life or other insurance plan, or other employee fringe benefit program or plan, or any other plan, payroll practice, policy, fund, agreement or arrangement similar to or in the nature of the foregoing, oral or written. The term "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

3.17       Excluded Assets and Excluded Services.

(a)       Schedule 3.17 sets forth the material assets and general home office services not included as part of the Purchased Assets and Assumed Contracts, which have been reasonably and materially necessary for Seller to operate the Purchased Restaurants prior to the Effective Date in Seller’s ordinary course of business.

(b)       Except as set forth on Schedule 3.17 and except other immaterial assets previously disposed of by Seller in the ordinary course of business, the Purchased Assets and Assumed Contracts represent the assets and contracts which have been reasonably and materially necessary for Seller to operate the Purchased Restaurants prior to the Effective Date, in Seller’s ordinary course of business prior to the Effective Date.

3.18.       Compliance with Franchise Agreements.

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Except as set forth on the Disclosure Schedules attached to this APA, Seller’s operation of the Purchased Restaurants as of the Closing Date is in material compliance with the obligations and requirements provided in the Franchise Agreements to the extent applicable to each of the Purchased Restaurants.

SECTION 4.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser hereby represents and warrants to Seller that the statements contained in this Section 4 are true and correct as of the Effective Date.

4.1.       Organization and Good Standing.

Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Washington.

4.2.       Power and Authority.

Purchaser has the power and authority and all licenses, permits and authorizations required by Governmental Authorities or otherwise to execute, deliver and perform its obligations under this APA, subject to receipt of Purchaser’s License Consents described in Section 5.1(b) below.

4.3.       Binding Effect.

As of the Effective Date and as of the Closing Date, the execution, delivery and performance of this APA and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Purchaser and no further action, approval or proceeding is necessary on the part of Purchaser, its board of directors, shareholders, managers, members, or partners (as applicable) for the execution, delivery or performance of this APA or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby. As of the Effective Date and as of the Closing Date, this APA and each other agreement and instrument to be executed and delivered by Purchaser hereunder constitutes, or will constitute, when executed and delivered, the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency, or other similar Laws affecting creditors' rights and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

4.4.       Conflicts, Consents, and Approvals.

(a)       The execution and delivery by Purchaser of this APA, and the consummation by it of the transactions contemplated hereby, do not and will not violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any Lien upon any property or asset of Purchaser (other than Liens on the Purchased Assets that will attach at Closing under Purchaser’s financing or Permitted Liens on the Purchased Assets), or require any authorization, consent, approval, exemption or other action by or notice to any Person (other than a Governmental Authority) pursuant to Purchaser’s certificate of incorporation, bylaws, shareholders’ agreement, certificate of formation, company agreement, regulations, certificate of limited partnership, partnership agreement, or other organizational documents, or any Contract which is material to Purchaser’s ability to consummate the transactions contemplated hereby, or any Law affecting Purchaser, or any judgment, order, injunction or decree by which Purchaser is bound, to which it is a party, or to which its assets are subject.

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(b)       Except as contemplated by Purchaser’s License Consents, Purchaser is not required to submit any notice, declaration, report or other filing or registration with any Governmental Authority in connection with the execution and delivery of this APA or the consummation of the transactions contemplated hereby.

(c)       Except as contemplated by Purchaser’s License Consents, and the Landlord Consents, no waiver, consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained or made by Purchaser in connection with the execution and delivery of this APA or the consummation of the transactions contemplated hereby.

4.5.       Brokers and Finders.

To the extent Purchaser has engaged any Person to act or render services as an investment banker, financial advisor, broker, finder or similar capacity in connection with the transactions contemplated herein and to the extent any Person has, as a result of any agreement or action by Purchaser, any right or claim against Seller or any of Seller's affiliates for any commission, fee or other compensation in such capacity in connection with the transactions contemplated herein, then Purchaser shall be solely responsible for payment of all such commissions, fees and other compensation.

4.6.       Litigation and Governmental Claims.

There is no pending Action to which Purchaser or an affiliate of Purchaser is a party which would, if decided against Purchaser or its affiliate, have a material adverse effect on Purchaser or any of its affiliates or on Purchaser’s ability to consummate the transactions contemplated by this APA. To Purchaser’s knowledge, there are no such Actions threatened which would, if decided against Purchaser or its affiliate, have any such Material Adverse Change. There is no outstanding order, judgment or decree issued by any judicial or administrative tribunal or any orders, judgments, writs, injunctions, decrees or similar commands of any court or other Governmental Authority affecting or applicable to Purchaser.

4.7.       Compliance with Laws.

Purchaser and its affiliates are in compliance with all material Laws and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to Purchaser, its business or its assets (other than the Purchased Assets, as to which no such representation or warranty is made by Purchaser), the violation of which would have a material adverse effect on Purchaser or any of its affiliates or on Purchaser’s ability to consummate the transactions contemplated by this APA.

4.8.       Investigation by Purchaser.

Purchaser has conducted its own independent investigation, review, and analysis of the business, operations, assets, liabilities, results of operations, and financial condition of Purchased Restaurants and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller for such purpose. In connection with Purchaser’s investigation of Purchased Restaurants and the Purchased Assets, Purchaser acknowledges and agrees that: (a) in making its decision to enter into this APA and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Section 3 and the corresponding Disclosure Schedules; and (b) neither Seller or any other Person has made any representation or warranty as to Seller, the business, the Purchased Restaurants, the Purchased Assets or this APA, except as expressly set forth in Section 3 of this Agreement and the corresponding Disclosure Schedules. Purchaser is taking full responsibility for

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making its own evaluation of the adequacy and accuracy of such information (including the reasonableness of the assumptions underlying such information). Except for Seller’s representations and warranties under Section 3 and the corresponding Disclosure Schedules, Purchaser represents it has relied (and will rely) solely upon its own investigation, review, and analysis of the business, operations, assets, liabilities, results of operations, and financial condition of Purchased Restaurants and the Purchased Assets in entering into this APA and closing the transaction contemplated by this APA.

4.9.       Disclaimer and Waiver -- Condition of Purchased Assets.

Except for Seller’s representations and warranties under Section 3, Purchaser agrees it is purchasing the Purchased Assets "AS IS" and "WHERE IS," and "WITH ALL FAULTS". Except as expressly set forth herein, Seller is making no representations or warranties, whether express or implied, by operation of law or otherwise, with respect to the quality, physical condition or value of the Purchased Assets, the income or expenses related to the Purchased Assets, or the compliance of the Purchased Assets with applicable building codes, fire codes, laws, or other rules, orders or regulations including, without limitation, environmental laws. Without limiting the foregoing, Purchaser agrees that Seller makes no warranty of the habitability, suitability, merchantability or fitness for a particular purpose with respect to the Purchased Assets. Accordingly, except for the provisions regarding Seller’s representations and warranties under Section 3, Purchaser is deemed to be relying on its own due diligence and investigations with respect to the Purchased Assets and irrevocably waives all claims against Seller with respect to the Purchased Assets, other than claims for breach of the representations and warranties specifically set forth in this APA, and any such permitted claims shall be subject to the limitations set forth in Section 8 of this APA.

SECTION 5.       COVENANTS, CONSENTS, AND APPROVALS.

5.1.       Consents and Approvals.

Until the first to occur of (i) the Closing or (ii) the termination of this APA in accordance with its terms:

(a)       Purchaser and Seller shall use commercially reasonable efforts to obtain any approvals, authorizations, and consents necessary to consummate the transactions contemplated by this APA including, without limitation, the Required Consents; it being agreed that neither party shall be under any obligation to pay any monies or grant any other consideration to obtain any such approval, authorization or consent, except as expressly set forth in this APA. Each of Purchaser and Seller shall take such commercially reasonable actions as the other party may reasonably request to consummate the transactions contemplated by this APA in accordance with its terms and shall use commercially reasonable efforts to satisfy, to the extent within its control, all conditions precedent to its obligations to close the transaction contemplated by this APA.

(b)       Purchaser shall be responsible to secure, at its sole cost (and otherwise subject to Section 10.1(f) below), and Purchaser shall use commercially reasonable efforts to secure as promptly as practicable following the Effective Date, any liquor licenses, business licenses, certificates of occupancy, health permits, operational permits, and similar Permits which may be required for Purchaser’s operation of the Purchased Restaurants including, without limitation, (i) approval and/or consent from any Governmental Authorities which may be required in connection therewith or in connection with the transfer of the Transferable Permits to Purchaser or its Affiliate, and (ii) any modifications, replacements, and/or repairs to the Purchased Restaurants required by Governmental Authorities arising from any inspections of the Purchased Restaurants in connection with any Permits, except to the extent such modifications, replacements, and/or repairs are required as a result of Seller’s breach of its representations and warranties under Section 3 (collectively, "Purchaser’s License Consents").

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(c)       Purchaser and Seller shall use commercially reasonable efforts to obtain the consent of the landlord(s) of the Real Estate to the assignment and assumption of the Leases to Purchaser, as referenced on Schedule 3.3 and otherwise subject to Section 1.3 and Section 1.8 (the "Landlord Consents").

(1)       Purchaser hereby approves the "Landlord Consent (General Form)" attached as Exhibit C. Prior to the Effective Date, Purchaser has delivered to Seller the "Company Profile" referenced in Exhibit C (including Purchaser’s company overview, operating philosophy, leadership team, mission statement, financial highlights, and proforma financial statements). Seller shall send the request for Landlord Consents using the Landlord Consent (General Form) within ten (10) days after the Effective Date.

(d)       Seller and Purchaser shall have no liability in the event any approval and/or consent is not obtained, so long as such party has used commercially reasonable efforts to secure such approval and/or consent; provided nothing in this Section 5.1 shall require a party to (i) expend any monies to obtain any approval or consent required hereunder, except for customary attorneys’ fees and filing fees incident to the transactions contemplated hereby or as otherwise specifically required under this APA, or (ii) incur any contractual obligations or Liabilities other than those existing as of the Effective Date.

5.2.       Access to Information and Purchased Restaurants.

(a)       After the Effective Date, Seller will provide Purchaser and its representatives reasonable access to the Purchased Restaurants (during normal business hours) and Seller will also provide such financial, technical and operating data pertaining to the Purchased Assets as Seller may maintain in the normal course of its business. Purchaser shall coordinate its investigation, inspections and other activities with the representatives of Seller so as not to interrupt or interfere unreasonably in the operation of the Purchased Restaurants. Purchaser understands that Seller may require Purchaser (and its representatives to sign a mutually-acceptable early access agreement prior to any such access. Neither party (whether before or after Closing) shall be obligated to disclose any attorney-client privileged material or information.

(b)       Between the Effective Date and Closing Date, Seller will provide to Purchaser true and correct copies of the restaurant-level profit and loss statements for the Purchased Restaurants related to Seller’s accounting periods subsequent to the Effective Date, as promptly as practicable after the preparation thereof for internal use.

(c)       Purchaser, its affiliates and their respective representatives shall maintain the confidentiality of all information and materials acquired pursuant to the transactions contemplated hereby, whether or not Closing occurs, except such information and materials which are generally available to the public concerning Purchased Restaurants and Seller. All files, records, documents, information, data and similar items relating to the confidential information of Seller shall remain the exclusive property of Seller until the Closing, and then shall become the property of Purchaser at Closing only to the extent such items comprise a part of the Purchased Assets. Purchaser shall, at its sole cost, promptly deliver to Seller all files, records, documents, information, data and similar items relating to the confidential information acquired pursuant to the transactions contemplated hereby upon any termination of this APA.

5.3.       Conduct of Business and Maintenance of the Purchased Assets.

(a)       Between the Effective Date and Closing, except where the prior consent of Purchaser has been obtained, Seller will refrain from doing any of the following in respect of the Purchased Assets in any material way that would be binding upon Purchaser after Closing: (1) entering into any transaction other than in the ordinary course of business except as otherwise set forth in this APA, (2) granting any Lien on

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any Purchased Asset, other than Permitted Liens, (3) disposing of any material Purchased Asset except for the sale of inventory in the ordinary course of business, (4) amending or modifying any of the Assumed Contracts in any material respect without notifying Purchaser, or (5) making any change in the compensation payable or to become payable to Transferred Employees (defined below), other than bonuses, promotions, performance and/or merit increases, and other changes to compensation all in accordance with Seller’s past practices.

(b)       Seller will keep Purchaser reasonably informed as to all material developments involving the Purchased Restaurants prior to Closing. Notwithstanding anything to the contrary in this Section 5.3, Seller may, at any time prior to Closing, take any action and enter into any transactions or agreements required for compliance with all applicable Laws and judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar requirements applicable to Seller or the Purchased Restaurants.

(c)       Seller shall maintain the Real Estate in substantially the same condition as the Effective Date, ordinary wear and tear excepted. Seller shall not demolish or remove any of the existing Seller’s Improvements, or erect new improvements on the Real Estate or any portion thereof, without the prior written consent of Purchaser. Prior to Closing, Seller shall maintain inventory and petty cash balances in respect of the Purchased Restaurants in the ordinary course of business, consistent with past practices.

5.4.       Employees and Employee Benefits.

(a)       At Closing, Seller intends to terminate the employment of all of Seller’s employees of Purchased Restaurants (the "Restaurant Employee(s)"). At Closing, Purchaser shall immediately thereafter offer employment to each Restaurant Employee on such terms and conditions determined by Purchaser, except such employees as set forth in subparagraph (1) below.

(1)       Purchaser shall not be obligated to offer employment to any Restaurant Employee who, as of the Closing Date, are absent from active employment with Seller for any reason including as a result of layoff or leave of absence (the "Inactive Employees") unless (i) the Inactive Employee was absent from active employment with Seller as of the Closing Date on account of an authorized leave of absence, an illness eligible for sick time under Seller’s sick leave policy, a short-term disability as determined under Seller's short-term disability plan (whether or not the employee is insured under such plan) or an injury, illness or disability for which the Inactive Employee is eligible for protection and/or coverage under federal, state or local law and (ii) such Inactive Employee qualifies to be actively employed by Purchaser in accordance with Purchaser's human resources policies and procedures or under federal or state law within a period of 90 days following the Closing Date.

(2)       The Restaurant Employees (including the Inactive Employees meeting the criteria set forth in clauses (i) and (ii) of the preceding paragraph) who accept employment with Purchaser shall be referred to herein as "Transferred Employees." The Transferred Employees who are not offered employment with Purchaser pursuant to the preceding paragraph, or who do not accept employment with Purchaser, shall be referred to herein as "Non-Transferred Employees."

(3)       Nothing in this APA shall limit Purchaser's ability to modify the salary or wage level or terminate the employment of any Transferred Employee at any time and for any reason, including without cause.

(4)       Neither Purchaser nor any of its affiliates shall have any Liability with respect to any Non-Transferred Employee or former employee or retiree of Seller, regardless of whether such Liability arises or occurs on, prior to or after the Closing Date.

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(5)       Purchaser shall be solely responsible for the payment of all wages, salaries and other compensation and employee benefits to any of the Transferred Employees relating to or arising out of their employment with Purchaser.

(6)       Neither Purchaser nor any of its affiliates shall assume any Liability with respect to any of Employee Benefit Plans maintained by Seller for any of its employees, former employees or retirees, except any transfers of qualified and non-qualified Saving Plan balances and flexible spending benefit plans with respect to the Transferred Employees as may be mutually agreed by Purchaser and Seller.

(7)       As of the Closing, Seller will take such action(s) to fully vest each Transferred Employee in 100% of their account balances in any qualified and non-qualified savings plan in which such employee participates, so long as such vesting is permitted under such plans.

(8)       Purchaser will not take any action at or after Closing that would have required Seller to have undertaken a notification pursuant to the WARN Act. At Closing, Seller will provide Purchaser with a list of employee layoffs, by name, date and location, implemented by Seller within the ninety (90) day period immediately preceding the Closing Date.

(b)        Except as set forth in Section 1.4(c), Seller shall retain all Liabilities relating to Restaurant Employees, including without limitation, (i) all claims for compensation for periods prior to the Closing Date, (ii) claims under all Employee Benefit Plans maintained by Seller for any of Seller’s employees, former employees or retirees that arise prior to, on or after the Closing Date, and (iii) claims for periods prior to the Closing Date for any other labor and employment matters relating to Restaurant Employees, including but not limited to claims of discrimination of any type under Federal and State laws, claims under the NLRA, OSHA or any other Federal or State law governing employee relations.

(c)       From time-to-time after Closing, Purchaser shall make all Transferred Employees who remain employed by Purchaser available to Seller at reasonable times as necessary to assist Seller in connection with any litigation, disputes, filings or governmental investigations or inquiries that relate to the Retained Liabilities or the operation of the Purchased Restaurants prior to the Closing Date. Seller shall reimburse Purchaser and all such Transferred Employees for any out-of-pocket costs and expenses they may incur in connection with providing such assistance to Seller.

(d)       Purchaser and Seller acknowledge and agree that all provisions contained in this Section 5.4 with respect to employees are included for the sole benefit of Purchaser and Seller, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights in any other Person, including, without limitation, any of the current or former Transferred Employees, or any dependent, heir or beneficiary thereof.

(e)       Subject to applicable Law (including applicable Laws governing privacy, personally identifiable information, and similar information), Seller shall provide promptly to Purchaser, at Purchaser's request, any information or copies of personnel records (including names, phone number, email addresses, position, addresses, rate of pay, dates of birth, dates of hire and dependent information, to the extent available) relating to the Transferred Employees or relating to the service of Transferred Employees with Seller prior to the Closing Date. Subject to applicable Law (including applicable Laws governing privacy, personally identifiable information, and similar information), Seller and Purchaser shall each reasonably cooperate with the other and shall provide to the other such reasonable documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 5.4.

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5.5.       No Shopping.

(a)       From the Effective Date through and until the earlier of termination of this APA or Closing (the “No Shop Period”), Seller shall not, nor shall it permit any of its representatives, directors, officers or agents to: (i) solicit, discuss or pursue any inquiries, proposals or offers from any third party relating to an acquisition or sale of the Purchased Assets (an “Alternative Transaction”); or (ii) provide any confidential or proprietary information to any third party other than Purchaser or its representatives regarding Purchased Restaurants, except as necessary for Seller to operate the business of Purchased Restaurants in the ordinary course.

(b)       In the event Seller receives any material inquiry, proposal, or offer from a third party during the No Shop Period with respect to an Alternative Transaction, Seller shall provide reasonable notice to Purchaser of the material terms of such inquiry, proposal, or offer, but Seller shall not be obligated to disclose the identity of such third party.

(c)       Notwithstanding anything to the contrary herein, any tender offer for all, or any portion, of the publicly traded shares of Red Robin Gourmet Burgers, Inc. (“RRGB”) shall not be deemed an Alternative Transaction, and Purchaser hereby acknowledges and agrees this APA does not restrict or limit the rights of RRGB in any manner whatsoever related to any such tender offer.

5.6.       Amendments to Seller’s Representations and Disclosure Schedules.

(a)       Seller has previously delivered to Purchaser each of the Schedules shown on the "List of Disclosure Schedules" above, each of which is dated as of the date shown in the "List of Disclosure Schedules", and those Schedules shall be deemed to have been attached to this APA as of the Effective Date and shall be deemed to qualify the representations and warranties set forth in Section 3 as of the Effective Date.

(b)       After the Effective Date, Seller will deliver to Purchaser written notice of any fact, event or development known to or discovered by Seller that would (1) render any statement, representation or warranty of Seller in this APA inaccurate or incomplete in any material respect or (2) constitute or result in a breach by Seller of, or a failure by Seller to comply with, any material agreement or covenant in this APA applicable to it (each, an "Updated Disclosure"). Each Updated Disclosure shall be deemed to amend and supplement Seller’s representations and warranties hereunder as of the date of delivery of such Updated Disclosure to Purchaser.

(c)       Purchaser shall have ten (10) days after receipt of any Updated Disclosure to deliver notice to Seller (an "Objection Notice") setting forth any material item in the Updated Disclosure that is unsatisfactory to Purchaser (an "Objectionable Condition", also as defined in Section 7.5(a)); provided, that Purchaser shall be entitled to raise Objectionable Conditions only with respect to material matters set forth in the Updated Disclosures that had not previously been disclosed to Purchaser. If Seller receives a timely Objection Notice, then Seller may, in its sole and absolute discretion, either (a) terminate this APA without Liability to Purchaser (unless Purchaser elects to waive all Objectionable Conditions within five (5) days after its receipt of Seller’s notice of termination), or (b) use reasonable good faith efforts to cure all Objectionable Conditions specified in the Objection Notice on or before the earlier to occur of (1) thirty (30) days after Seller’s receipt of Purchaser’s Objection Notice, or (2) the Closing Date (the "Objection Cure Deadline").

(d)       If, despite its exercise of reasonable good faith efforts (which shall not require Seller to incur any cost or expense, except as expressly set forth in this APA), Seller is unable to cure the Objectionable Conditions prior to the Objection Cure Deadline, then either party may terminate this APA

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without Liability to any party, by providing written notice to the other party no later than the earlier to occur of (1) five (5) days after the expiration of the Objection Cure Deadline, or (2) the Closing Date; provided, that a termination by Seller shall be rescinded if Purchaser promptly and unconditionally waives all uncured Objectionable Conditions within three (3) days after its receipt of Seller’s notice of termination. Notwithstanding anything to the contrary herein, all Objectionable Conditions shall be deemed satisfied and waived by Purchaser at Closing.

SECTION 6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.

Except as may be specifically waived by Seller in writing, the obligations of Seller to consummate the transactions contemplated by this APA shall be subject to the satisfaction of each of the following conditions on or before the Closing Date.

6.1.       Compliance.

Purchaser shall have, or shall have caused to be, satisfied or complied with and performed in all material respects, all terms, covenants and conditions of this APA to be complied with or performed by Purchaser on or before the Closing Date; provided, however, that Purchaser shall have no obligation to incur expense in connection with the performance of such terms, covenants and conditions unless otherwise expressly set forth herein.

6.2.       Representations and Warranties.

Except for changes permitted by this APA, the representations and warranties by Purchaser in this APA shall have been true and correct in all material respects as of the Effective Date. Except for changes permitted by this APA, the representations and warranties by Purchaser under this APA shall be true and correct in all material respects as of the Closing Date. The representations and warranties by Purchaser that are made as of a specific date are true and correct as of such date.

6.3       Franchise Agreements and Related Franchise Documents.

At Closing, Purchaser shall have executed (i) Franchise Agreements for each of the Purchased Restaurants substantially in the form of Exhibit B hereto, (ii) Franchise Addendum(s) substantially in the form of Exhibit B-1 hereto, and (iii) such acknowledgement(s) as may be required in connection with Seller's Franchise Disclosure Documents related to the Purchased Restaurants. Seller and Purchaser agree that the initial franchise fees for the Purchased Restaurants under the Franchise Agreements are included within the Purchase Price.

6.4.       Consents and Holdback Sites.

Subject to Section 1.8 and Section 2.3(b), Purchaser and Seller shall have received the Landlord Consents, Purchaser’s License Consents, and any other consents and/or approvals required to effectuate the transactions contemplated by this APA (except where the failure to obtain same would not reasonably be expected to have a Material Adverse Change on Seller). No more than three (3) of the Purchased Restaurants shall be treated as Holdback Sites pursuant to Section 1.8. No Law shall be in effect prohibiting the transactions contemplated by this APA, and no legal action shall be pending that challenges the validity of the transactions contemplated by this APA.

6.5       Purchaser Financing.

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       (a)       Purchaser's Financing Commitment. Purchaser shall provide a copy of the Financing Commitment (defined below) to Seller on or before the Due Diligence Deadline. In the event Purchaser has not delivered a copy of such financing commitment to Seller by the Due Diligence Deadline, then Seller shall have the option to terminate this APA by written notice to Purchaser.

(b)       At Closing, Purchaser shall have obtained the Financing Commitment and, as of the Closing Date, such Financing Commitment shall not have been withdrawn, rescinded, or materially modified in a manner adverse to Purchaser, and shall remain in full force and effect on terms and conditions sufficient to enable Purchaser to consummate the transactions contemplated by this APA.

6.6       Other Closing Documents.

(a)       Purchaser shall have executed and delivered each of the following closing documents: (1) all closing documentation contemplated by Section 2.3 to be executed and delivered by Purchaser; and (2) a certificate of an officer of Purchaser, in his capacity as such, confirming that the conditions set forth in Section 7 have been satisfied.

(b)       At or prior to the Closing, Purchaser shall have delivered the following additional items to Seller: appropriate certificate(s) of organization including operating agreements, appropriate resolution(s) evidencing requisite authority to consummate the transactions contemplated herein, appropriate certificate(s) evidencing waiver of conditions precedent to Closing, and other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller as may be required to give effect to the transactions set forth herein including, without limitation any warranty deeds, lease assignments, bills of sale, assignment and assumption agreements (including assignment and assumption agreements for Distributor Inventory), and any other closing deliverables the parties determine are reasonably necessary to consummate the transactions set forth in this APA, including all closing documentation contemplated by Section 2.3 to be executed and delivered by Purchaser.

SECTION 7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.

Except as may be specifically waived by Purchaser in writing, the obligations of Purchaser to consummate the transactions contemplated by this APA shall be subject to the satisfaction of each of the following conditions on or before the Closing Date.

7.1.       Compliance.

Seller shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this APA to be complied with or performed by Seller on or before the Closing Date; provided, however, that Seller shall have no obligation to incur any cost or expense in connection with the performance of such terms, covenants and conditions unless otherwise expressly set forth herein.

7.2.       Representations and Warranties.

Except for changes permitted by this APA, the representations and warranties by Seller in this APA shall have been true and correct in all material respects as of the Effective Date, except for the representation set forth in Section 3.5(a) which is true and correct in all respects as of the Effective Date. Except for changes permitted by this APA, the representations and warranties by Seller under this APA shall be true and correct in all material respects as of the Closing Date and except for the representation set forth in Section 3.5(a) which will be true and correct in all respects as of the Closing Date. The representations and warranties by Seller that are made as of a specific date are true and correct as of such date.

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7.3       Franchise Agreements and Related Franchise Documents.

(a)       At Closing, Seller shall have executed (i) Franchise Agreements for each of the Purchased Restaurants substantially in the form of Exhibit B hereto, (ii) Franchise Addendum(s) substantially in the form of Exhibit B-1 hereto, and (iii) such acknowledgement(s) as may be required in connection with Seller's Franchise Disclosure Documents related to the Purchased Restaurants. Seller and Purchaser agree that the initial franchise fees for the Purchased Restaurants under the Franchise Agreements are included within the Purchase Price.

7.4.       Consents and Holdback Sites.

Subject to Section 1.8 and Section 2.3(b), Purchaser and Seller shall have received the Landlord Consents, Purchaser’s License Consents, and any other consents and/or approvals required to effectuate the transactions contemplated by this APA (except where the failure to obtain same would not reasonably be expected to have a Material Adverse Change on Purchaser). No more than three (3) of the Purchased Restaurants shall be treated as Holdback Sites pursuant to Section 1.8. No Law shall be in effect prohibiting the transactions contemplated by this APA, and no legal action shall be pending that challenges the validity of the transactions contemplated by this APA.

7.5.       Purchaser’s Due Diligence.

(a)       Purchaser’s due diligence investigation of the Purchased Assets (including, without limitation, the Real Estate) shall not have revealed any item which is unsatisfactory to Purchaser (an "Objectionable Condition"); provided, however, that the condition set forth in this Section 7.5 shall be deemed as satisfied if Purchaser has not notified Seller in writing (the "Objection Notice") of the existence of an Objectionable Condition with reasonable particularity on or before the Due Diligence Deadline.

(1)       The Due Diligence Deadline shall be extended only with respect to any new matters set forth in any supplemental Schedules or disclosures made pursuant to Section 5.6 to such date as is the later of (1) the Due Diligence Deadline, or (2) ten (10) business days after Purchaser’s receipt of such supplemental Schedules or disclosures (the "Extended Due Diligence Deadline").

(b)       If Seller receives the Objection Notice on or before the Due Diligence Deadline (or a supplemental objection notice on or before the Extended Due Diligence Deadline only with respect to any new matters as set forth in Section 7.5(a)(1) above -- a "Supplemental Objection Notice"), then Seller may, in its sole and absolute discretion, either (a) terminate this APA without Liability to Purchaser (unless Purchaser elects to waive the Objectionable Condition), or (b) notify Purchaser in writing within ten (10) calendar days after the date Seller receives the Objection Notice (or Supplemental Objection Notice) that Seller will use reasonable good faith efforts to cure all Objectionable Conditions specified in the Objection Notice (or Supplemental Objection Notice) prior to the Closing Date.

(1)       If, despite its exercise of reasonable good faith efforts (which shall not require Seller to incur any cost or expense), Seller is unable to cure all such Objectionable Conditions prior to the Closing Date, then either party may terminate this APA without Liability of any party to the other; provided, however, that Seller’s termination of this APA shall be rescinded if Purchaser promptly and unconditionally waives the Objectionable Condition.

(c)       Notwithstanding anything to the contrary herein, all Objectionable Conditions which are known to Purchaser prior to Closing shall be deemed as satisfied and waived by Purchaser at Closing.

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(d)       In connection with Purchaser’s due diligence investigation of the Purchased Assets (including, without limitation, the Real Estate), Purchaser shall be solely responsible to obtain, at its sole cost, such reports, surveys, title reports, environmental reports, or other documents relating to the Purchased Assets as Purchaser or its lenders deem as necessary or desirable for such investigation. Except as expressly set forth in this APA, Seller shall not be obligated to incur any cost or expense and shall have no obligation to provide any documentation, assistance, and/or support in connection with such investigation.

7.6       Purchaser Financing.

(a)       Purchaser shall use its commercially reasonable efforts to obtain a written financing commitment that is reasonably satisfactory to the Purchaser to complete the transactions contemplated by this APA (the "Financing Commitment") by the Due Diligence Deadline. In the event Purchaser has not received such financing commitment by the Due Diligence Deadline, then Purchaser shall have the option to terminate this APA by written notice to Seller (the "Financing Termination Notice"); provided that Purchaser shall deliver such notice to Seller no later than the Due Diligence Deadline. In the event Purchaser has not delivered the Financing Termination Notice to Seller on or before the Due Diligence Deadline, then Purchaser shall be deemed to have automatically waived any right to terminate this Agreement as set forth in this Section 7.6(a) and this APA shall remain in full force and effect without modification.

(b)       At Closing, Purchaser shall have obtained the Financing Commitment and, as of the Closing Date, such Financing Commitment shall not have been withdrawn, rescinded, or materially modified in a manner adverse to Purchaser, and shall remain in full force and effect on terms and conditions sufficient to enable Purchaser to consummate the transactions contemplated by this APA. Notwithstanding the foregoing, Purchaser shall continue to use its commercially reasonable efforts to obtain and maintain the Financing Commitment through the Closing Date and shall promptly notify Seller in writing of any withdrawal, rescission, or material modification of the Financing Commitment.

7.7       No Material Adverse Change.

From the Effective Date through and including the Closing Date, there shall not have occurred, and no event, occurrence, fact, condition, change, development, or effect shall exist or have occurred that, individually or in the aggregate, has constituted or would reasonably be expected to constitute a Material Adverse Change with respect to the Purchased Assets.

7.8       Other Closing Documents.

(a)       Seller shall have executed and delivered each of the following closing documents: (1) all closing documentation contemplated by Section 2.3 to be executed and delivered by Seller; (2) a certificate of an officer of Seller, in his capacity as such, confirming that the conditions set forth in Section 6 have been satisfied.

(b)       At or prior to the Closing, Seller shall have delivered the following additional items to Purchaser: appropriate resolution(s) evidencing requisite authority to consummate the transactions contemplated herein, appropriate certificate(s) evidencing waiver of conditions precedent to Closing, and other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser as may be required to give effect to the transactions set forth herein including, without limitation any warranty deeds, lease assignments, bills of sale, assignment and assumption agreements (including assignment and assumption agreements for Distributor Inventory), and any other closing deliverables the parties determine are reasonably necessary to consummate the

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transactions set forth in this APA, including all closing documentation contemplated by Section 2.3 to be executed and delivered by Seller.

SECTION 8.       INDEMNIFICATION.

8.1.       Indemnification of Purchaser.

Subject to the limitations set forth in Sections 8.3 and 8.4, Seller shall indemnify and hold Purchaser harmless from (1) any damages, losses, settlement payments, obligations, Liabilities, claims, actions, causes of action and encumbrances (collectively, "Losses") incurred and required to be paid by Purchaser arising out of (a) the breach of any written representation or warranty of Seller contained in this APA, after giving effect to all Updated Disclosures under Section 5.6, (b) the breach of any written covenant or agreement of Seller contained in this APA or (c) the Retained Liabilities; and (2) all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees, interest and penalties, incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.1.

8.2.       Indemnification of Seller.

Subject to the limitations set forth in Sections 8.3 and 8.4, Purchaser shall indemnify and hold Seller harmless from (1) any Losses incurred and required to be paid by Seller arising out of (a) the breach of any written representation or warranty of Purchaser contained in this APA, (b) the breach of any written covenant or agreement of Purchaser contained in this APA or (c) the Assumed Liabilities or any other Liability of the Purchased Restaurants relating to periods on or after the Closing Date; and (2) all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees, interest and penalties, incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.2.

8.3.       Survival of Representations, Warranties and Covenants.

All representations, warranties, covenants and agreements made by any party to this APA or pursuant hereto shall be deemed to be material and, except as provided in this Section 8.3, to have been relied upon by the parties hereto, and shall survive until eighteen (18) months after the Closing Date, except for (i) Purchaser’s obligations in respect of the Assumed Liabilities and Seller’s obligations in respect of the Retained Liabilities, which shall survive indefinitely, (ii) in accordance with Section 3.9(d), the representations and warranties set forth in Section 3.9(c) shall survive until the expiration of the ninetieth (90th) day after the Closing Date, and (iii) other covenants and agreements in this APA which, by their express terms, set forth rights and obligations which survive beyond the Closing Date, which shall survive until fully satisfied or performed. Notice of any claim, whether made under the indemnification provisions hereof or otherwise, based on a breach of a representation, warranty, covenant or agreement must be given prior to the expiration of such representation, warranty, covenant or agreement; and any claim not made within such period shall be of no force or effect. The representations and warranties hereunder shall not be affected or diminished by any investigation prior to Closing by the party or parties for whose benefit such representations and warranties are made, except to the extent that such claims are based upon facts and circumstances pertaining to Updated Disclosures pursuant to Section 5.6 and deemed thereunder to have been waived.

8.4.       General Rules Regarding Indemnification.

The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of Liability by the other party shall be subject to the following terms and conditions:

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(a)       The indemnified party shall give prompt written notice to the indemnifying party of any third party claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Sections 8.1 or 8.2 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known; provided that the failure to so notify the indemnifying party shall not relieve the indemnifying party from its indemnification obligations hereunder unless and to the extent that such failure materially prejudices the indemnifying party.

(b)       If any action, suit or proceeding is brought by a third party against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Sections 8.1 or 8.2 hereof, the action, suit or proceeding shall, at the election of the indemnifying party, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party; provided that to exercise such rights to control the defense, the indemnifying party must (i) deliver written notice to such effect within thirty days after the indemnifying party's receipt of such written notice of a third party indemnification claim and (ii) affirm its indemnification obligations set forth in this Section 8 with respect to such claim. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party’s own expense unless the employment of such counsel and the applicable fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding. Notwithstanding the foregoing, (A) if there are defenses available to the indemnified party which are inconsistent with those available to the indemnifying party to such extent as to create a conflict of interest between the indemnifying party and the indemnified party, the indemnified party shall have the right to direct the defense of such action, suit or proceeding insofar as it relates to such inconsistent defenses, and the indemnifying party shall be responsible for the reasonable fees and expenses of the indemnified party's counsel insofar as they relate to such inconsistent defenses (but shall not otherwise be obligated to raise or pursue such inconsistent defenses), and (B) if such action, suit or proceeding involves or could have an effect on matters beyond the scope of the indemnity agreements contained in Sections 8.1 and 8.2 hereof, the indemnified party shall have the right, but not the obligation, to direct (at its own expense) the defense of such action, suit or proceeding insofar as it relates to such other matters (but shall not otherwise be obligated to raise or pursue such other matters). The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel. Notwithstanding the foregoing, the indemnifying party shall not have the right to assume, maintain or control of the defense of any such action, suit or proceeding pursuant to this Section 8.4 if such action, suit or proceeding (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations or (iii) involves Losses that are reasonably expected to exceed the maximum amount for which such indemnifying party could be liable pursuant to this Section 8.

(c)       The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

(d)       Subject to the other terms and conditions of this Section 8, the indemnified party shall not make any settlement of any claims or consent to the entry of any judgment without the written consent of the indemnifying party (which shall not be unreasonably withheld, conditioned or delayed). The indemnifying party shall not settle any claims or consent to the entry of any judgment without the prior written consent of the indemnified party (which shall not be unreasonably withheld, conditioned or delayed) if the settlement would impose any cost or admission of liability upon the indemnified party or impose any equitable relief on the indemnified party.

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(e)       An indemnified party shall not make any claim hereunder unless and until it has incurred Losses in a cumulative aggregate amount (the "Basket Amount") equal to $200,000 and shall thereafter be entitled to make a claim only for amounts in excess of such Basket Amount; provided, however, that this provision shall not limit or apply to any claim by Purchaser under Section 8.1(1)(b) or Section 8.1(1)(c), to any claim by Seller under Section 8.2(1)(b) or 8.2(1)(c) to any adjustment of the Purchase Price described in Section 1.6, 1.7, or 1.8.

(f)       In no event shall Seller be liable hereunder for Losses in excess of a cumulative aggregate of $3,000,000 provided, however, that this provision shall not limit or apply to any claim by Purchaser under (1) Section 8.1(1)(a) with regard to Section 3.7, Section 3.10(j), Section 3.11, Section 3.14, and Section 3.16 only, (2) Section 8.1(1)(b). or (3) Section 8.1(1)(c) or to any adjustment of the Purchase Price described in Sections 1.6, 1.7, or 1.8. Seller's aggregate Liability for all Losses under Section 8.1 shall not exceed the Purchase Price.

(g)       In no event shall the indemnifying party be liable hereunder for consequential, exemplary, punitive or other speculative damages incurred by the indemnified party as a result of an indemnified claim, but shall be liable for such damages to the extent asserted by any third party against the indemnified party, subject to the limitations of this Section 8.

(h)       Each indemnified party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Losses.

(i)       All indemnification payments under this Section 8 shall be paid by the indemnifying party net of insurance proceeds that are actually paid to the indemnified party or from any third party with respect to such Losses, less any out-of-pocket costs of collecting and related premium increases. If an indemnified party receives such an insurance payment or recovery described above subsequent to payment by an indemnifying party, it shall within five (5) business days remit to the indemnifying party who actually paid such indemnification claim, the amount so paid by the indemnifying party, but not in excess of the actual proceeds received.

(j)       The parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud, as defined below) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this APA, shall be pursuant to the indemnification provisions set forth in this Section 8. In furtherance of the foregoing, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this APA it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 8. Nothing in this Section 8.4(j) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Fraud by any party hereto.

◦	The term "Fraud" means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty made by such party, (i) with respect to Seller, to Seller’s Knowledge or (ii) with respect to Purchaser, to Purchaser’s actual knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses. For the avoidance of doubt, Fraud
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shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

SECTION 9.       TERMINATION OF APA.

In addition to any other right of termination expressly set forth in this APA, Seller and Purchaser agree this APA may be terminated at any time on or before the Closing Date as set forth below.

(a)       This APA may be terminated in writing pursuant to the mutual consent of Seller and Purchased as evidenced by a mutually-acceptable written agreement signed by the parties hereto.

(b)       This APA may be terminated by Purchaser if there has been a material misrepresentation or breach of warranty in the representations and warranties of Seller set forth herein or if there has been any material failure on the part of Seller to comply with its obligations hereunder, and such breach, failure or misrepresentation is not cured to Purchaser’s reasonable satisfaction within ten (10) business days after Purchaser gives Seller written notice identifying such breach, failure or misrepresentation.

(c)       This APA may be terminated by Seller if there has been a material misrepresentation or breach of warranty in the representations and warranties of Purchaser set forth herein or if there has been any material failure on the part of Purchaser to comply with its obligations hereunder, and such breach, failure or misrepresentation is not cured to Seller’s reasonable satisfaction within ten (10) business days after Seller gives Purchaser written notice identifying such breach, failure or misrepresentation.

(d)       This APA may be terminated by Seller or Purchaser if the transactions contemplated hereby expressly violate a valid order, decree, or judgment actually entered by a Governmental Authority of competent jurisdiction.

(e)       This APA may be terminated by Seller or Purchaser pursuant to an express right of termination granted to such party as set forth in this APA.

(f)       This APA may be terminated by Seller or Purchaser if the Closing has not occurred by the Outside Closing Date, except as such right to terminate may be limited under Section 2.2.

(g)       In the event of the termination of this APA pursuant to this Section 9, this APA shall forthwith become null and void and of no further force or effect; provided the parties hereto shall remain liable for any breach of this APA prior to such termination.

SECTION 10.       MISCELLANEOUS.

10.1.       Costs and Expenses.

(a)       The parties acknowledge their participation in this APA (including the expenditure of funds) is strictly a voluntary decision by each party and does not result in any contractual obligation, either express or implied, on either party, except as expressly set forth in this APA. Except as expressly set forth in this APA, the parties expressly waive any right to assert claims for reimbursement or damages against the other party arising out of such expenditures and/or actions undertaken in connection with this APA. Except as set forth in this Section 10.1, Purchaser and Seller shall pay its own expenses incurred in connection with this APA and the transactions contemplated hereby.

(b)       Seller shall not be obligated to offer additional guarantee(s), pay additional security

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deposits, pay increased rent, offer any other concessions, and/or pay any other amounts to secure the Landlord Consents, except (1) where such amounts are expressly stated in the Lease as a specific condition precedent of Seller to secure such consent from landlord and (2) for ordinary and customary administrative, processing, legal, or review fees charged by landlords in connection with assignment requests.

(c)       Purchaser shall be responsible for (1) all fees of its financial advisors, capital partners, attorneys, and accountants, (2) all premiums for title insurance; (3) title search and examination fees; (4) survey charges; and (5) any sales taxes, transfer taxes, recording fees and similar charges incurred in connection with the sale of the Purchased Assets. Purchaser shall also pay all costs associated with the Purchaser’s License Consents. Seller shall be responsible for all fees of its financial advisors, attorneys, and accountants.

10.2.       Entire Agreement.

This APA, including the Exhibits and Schedules hereto, together with: (a) the Confidentiality Agreement dated March 12, 2026, between Seller, ARM Management Inc., a California corporation (d/b/a Stellaris Group) and Brookwood Associates; (b) the Confidentiality Agreement dated March 12, 2026, between Seller, Pouya Moalej and Brookwood Associates; and (c) the Confidentiality Agreement dated March 12, 2026, between Seller, Ahmad Moalej and Brookwood Associates; contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings, oral or written, among the parties with respect to such transactions including, without limitation, that certain Letter of Intent dated March 30, 2026, between Seller and ARM Management Inc., a California corporation (d/b/a Stellaris Group) (the “Letter of Intent”), which the parties acknowledge and agree is hereby terminated and of no further force or effect as of the Effective Date. Section references and other headings are for reference purposes only and shall not affect the interpretation or construction of this APA. The parties hereto make no representations or warranties except as expressly set forth in this APA or in any duly executed certificate or schedule delivered pursuant hereto.

10.3.       Public Announcements.

No party to this APA shall issue any press release relating to, or otherwise publicly disclose, the transactions contemplated by this APA without the prior written approval of the other parties. Notwithstanding the foregoing, any party may make such disclosure as may be required by Law, provided the disclosing party obtains from the other party prior written approval of the substance of the proposed disclosure (such as the content of a proposed press release), which approval may not be unreasonably withheld or delayed.

10.4.       Counterparts.

This APA may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

10.5.       Notices.

All notices permitted or required to be delivered under this APA shall be delivered by email to the respective parties at the addresses listed below. In the event recipient Party does not acknowledge receipt of such email, then sender party to confirm such email delivery by sending a confirmation copy via overnight delivery to addresses listed below. So long as any notice is prepared, addressed, and delivered in accordance with this Section 10.5, then any such notice shall be deemed to have been received at the time of transmission in the case of email, provided confirmation is acknowledged or sent as described

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above. The parties may change their notice information below by delivery of written notice via email to the other party in accordance with this Section 10.5 with new notice information.

If to Purchaser:	Ahmad Moalej
Chairman & CFO
Evergreen Dining LLC
[***]

w/ a copy to:	Pouya Moalej
CEO & COO
Evergreen Dining LLC
[***]

If to Seller:	Jeffrey Hoban
SVP & DGC
Red Robin International, Inc.
[***]

w/ a copy to:	John Moore, Esq.
Partner
Husch Blackwell, LLP
4801 Main Street
Suite 1000
Kansas City, MO 64112
	O:	816.983.8303
	E:	john.moore@huschblackwell.com

10.6.       Assignment; Successors and Assigns.

This APA shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto, subject to subparagraphs (a) and (b) below.

(a)       Assignment by Purchaser. Purchaser may not assign this APA without the prior written consent of Seller, as determined by Seller in its sole discretion.

(b)       Assignment by Seller. Seller may not assign this APA without the prior written consent of Purchaser (as determined by Purchaser in its sole discretion); provided that Seller may, without Purchaser's prior written consent, assign this APA to a legal entity which is either (i) the successor, by merger or otherwise, to all or substantially all of Seller's assets and liabilities, or (ii) an affiliate of Seller, provided that no such assignment described in this Section 10.6(b) shall relieve Seller from any of its obligations under this APA and further provided that any assignee pursuant to an assignment as referenced in clause (i) or (ii) above shall execute an assumption agreement whereby it agrees to be subject to this APA.

10.7.       Governing Law and Venue.

This APA shall be construed and enforced in accordance with the Laws of the State of Delaware.

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Each of the parties hereby irrevocably submits to the exclusive jurisdiction of any Federal court sitting in the State of Delaware, over any suit, action or other proceeding brought by any party arising out of, or relating to, this APA and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such court. Each party hereby irrevocably waives any right such party may have to trial by jury over any suit, action, or other proceeding arising out of, or relating to, this APA.

10.8.       Amendments.

This APA may be amended, modified, or supplemented only by a written instrument executed by both Purchaser and Seller.

10.9.       Severability.

If any provision of this APA is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this APA shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this APA, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable so as to give effect to the intention of the parties.

10.10.       Third-Party Beneficiaries.

This APA and the rights, obligations, duties and benefits hereunder are intended for the parties hereto and their respective successors and permitted assigns, and no other Person shall have any rights, obligations, duties or benefits pursuant hereto.

10.11.       Mutual Contribution.

The parties to this APA and their counsel have mutually contributed to its drafting. Consequently, no provision of this APA shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

10.12.       Business Days.

Whenever any obligation hereunder is required to be performed on a day which is not a "business day," the time required for such performance shall be extended to the next succeeding calendar day which is a business day. As used herein, the term "business day" shall mean any day other than (1) a Saturday, (2) a Sunday or (3) a day on which commercial banks are authorized or required to close in New York City, New York.

10.13.       Non-Solicitation Provision.

Commencing on the Effective Date and continuing through the first (1st) anniversary of the Closing Date (and except for Transferred Employees), Purchaser shall not, and shall cause its Affiliates not to, solicit or hire for employment any of Seller’s corporate office employees at director level or above, restaurant managers, area directors, and/or regional operations directors; provided the foregoing restriction will not apply to any such employee, manager, and/or director who responds to a non-directed general advertisement by Purchaser. The provisions of this Section 10.13 shall apply, mutatis mutandis, to any solicitation and hiring activities of Seller and its Affiliates with respect to Purchaser’s employees.

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10.14       Force Majeure.

Neither party shall be liable for any failure or delay in performing its obligations under this APA (except for payment obligations) to the extent such failure or delay is caused by events beyond the reasonable control of the affected party, including but not limited to acts of God, natural disasters, fire, flood, earthquake, war, terrorism, civil unrest, governmental orders or regulations, labor disputes (excluding those involving the affected party’s own employees), epidemics, pandemics, or interruption of utilities or transportation. The affected party shall promptly notify the other party in writing of the force majeure event, describe the nature of the event, and use commercially reasonable efforts to mitigate its effects and resume performance as soon as practicable. If the force majeure event continues for more than thirty (30) consecutive days, then either party may terminate this APA upon written notice without further Liability, except for obligations accrued prior to termination.

-- SIGNATURE PAGE TO FOLLOW --

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IN WITNESS WHEREOF, the parties hereto have executed this APA to be effective as of the Effective Date (as defined above).

Seller:

Red Robin International, Inc.,
a Nevada corporation

By:	/s/ Mark Graff

Name:	Mark Graff

Title:	Chief Financial Officer

Purchaser:

Evergreen Dining LLC
a Washington limited liability company

By:	/s/ Ahmad Moalej

Name:	Ahmad Moalej

Title:	Managing Member

By:	/s/ Pouya Moalej

Name:	Pouya Moalej

Title:	Managing Member

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